UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Pennsylvania Real Estate Investment Trust

(Name of Registrant as Specified In Its Charter)

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PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 27, 2021

Date:	Thursday, May 27, 2021

Time:	11:00 a.m. Eastern Time

Place/ Means:	Meeting live via the Internet—please visit: www.virtualshareholdermeeting.com/PEI2021

Purpose of the Meeting:

(1)	To elect seven trustees nominated by the Board of Trustees and named in this Proxy Statement for a term expiring at the 2022 Annual Meeting of Shareholders;

(2)	To provide advisory approval of our executive compensation;

(3)	To ratify the selection of KPMG LLP as our independent auditor for 2021; and

(4)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Record Date: Our Board of Trustees has fixed the close of business on April 1, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting, conducted via live audio webcast. There is no physical location for the Annual Meeting. Due to the continued public health and safety concerns related to the coronavirus (COVID-19) pandemic and our desire to expand access to the meeting and lower the cost to our shareholders, and to protect the health and well-being of our shareholders, trustees, colleagues and guests, the Annual Meeting will be held via live audio webcast. The virtual meeting will offer our shareholders the same rights and opportunities as an in-person meeting, allowing for active participation at no cost, regardless of geographic location. During the virtual meeting, you may ask questions and will be able to vote your shares electronically. To participate in the Annual Meeting, you will need to log in by entering the unique 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. We encourage you to allow ample time for check-in.

By Order of the Board of Trustees

LISA M. MOST

Secretary

PREIT

One Commerce Square,

2005 Market Street, Suite 1000,

Philadelphia, Pennsylvania 19103

April 16, 2021

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 27, 2021:

We are making this Proxy Statement, a form of proxy card, and PREIT’s Annual Report to Shareholders for the fiscal year ended December 31, 2020 available electronically via the internet at www.preit.com by clicking on “Investors,” then clicking on “News & Reports,” then clicking on “SEC Filings and Reports” and then clicking on “Proxy Statements” or “Annual Reports,” respectively. On or before April 16, 2021, we will mail to our shareholders a Notice of Internet Availability and Proxy Materials (the “Notice”), which will contain instructions on how to access this Proxy Statement and our Annual Report and how to vote. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail, although the Notice will contain instructions regarding requesting a printed copy of the proxy materials if you so desire. Regardless of whether you expect to attend the virtual meeting, please follow the instructions on the Notice so that your shares may be voted at the Annual Meeting. You may vote your shares by mail, by telephone or through the internet by following the instructions set forth on the Notice. If you attend the virtual meeting, you may revoke your proxy by voting at the meeting.

Compensation Committee Process and General Considerations	28
Compensation Consultant	28
Compensation Consultant Independence	28
Comparative Peer Group	29
Role of Our Executive Officers in Executive Compensation	30
Compensation Objectives and Policies	30
Components of Executive Compensation	31
Base Salary	31
Cash Incentive Compensation	32
Corporate Performance Factors	32
2020 Annual Incentive Opportunity Awards	32
Corporate Performance Factors and 2020 Performance	33
Long-Term Incentive Awards	35
Restricted Share Units (“RSUs”)	35
Restricted Shares	36
2018 - 2020 RSU Payouts	36
2021 Compensation Decisions	37
Special Retention Bonuses	37
Share Ownership and Retention Guidelines	37
Recoupment Policy	37
Anti-Hedging and Anti-Pledging Policy	37
Severance Payments	38
Share Trading Restrictions	38
Non-Qualified Retirement Plans	38
Timing of Equity Grants	38
Deferred Compensation	39
No Perquisites	39
Benefits Generally Available to Employees	39
Accounting and Tax Considerations	39
Compensation Committee Report	39

2020 EXECUTIVE COMPENSATION	40
2020 Summary Compensation Table	40
Employment Agreements	41
Joseph F. Coradino	41
Mario C. Ventresca, Jr.	41
Joseph J. Aristone	42
Heather Crowell	42
Andrew M. Ioannou	42
Lisa M. Most	42
Named Executive Officers Generally	42
2020 Grants of Plan-Based Awards	43
Performance-Based Programs	44
Restricted Share Unit (“RSU”) Programs	44
Outperformance Unit (“OPU”)	45
All Performance-Based Programs	46
Outstanding Equity Awards at 2020 Fiscal Year End	46
2020 Option Exercises and Stock Vested	48
Pension Benefits	48
2020 Nonqualified Deferred Compensation	48
Termination or Change of Control Arrangements	49
Termination by Us Without Cause, Termination by a Senior Executive for Good Reason or Our Election Not to Renew the Employment Agreement Not Associated with a Change in Control	49
Termination by Us for Cause	50
Death or Disability	50
Voluntary Termination	51
Restricted Share Unit Programs	51
Outperformance Unit Program	51

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ii    2021 Proxy Statement

VOTING INFORMATION

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust (“PREIT” or the “Company”) will be conducted via live webcast on Thursday, May 27, 2021 at 11:00 a.m. Eastern Time (the “Annual Meeting”). This Proxy Statement is being mailed or made available on or about April 16, 2021 to each holder of PREIT’s issued and outstanding common shares of beneficial interest entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. We are mailing or making available our Annual Report to Shareholders for the fiscal year ended December 31, 2020 (the “Annual Report”) together with this Proxy Statement. The Annual Report is being provided for informational purposes and not as a means of soliciting your proxy.

Shareholders Entitled to Vote

We have fixed the close of business on April 1, 2021 as the record date for the Annual Meeting (the “Record Date”). All holders of record of PREIT’s common shares of beneficial interest as of the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. On the Record Date, 79,259,912 common shares of beneficial interest were outstanding.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of PREIT and to fulfill the objectives of the majority voting standard that we apply in the election of trustees. If you are receiving this Proxy Statement from a broker, bank or other financial institution, please review the proxy materials and follow the instructions on the voting instruction form to communicate your voting instructions to your broker, bank or other financial institution. We encourage you to exercise your rights and fully participate as a shareholder of PREIT.

How to Vote

We hope you will attend the Annual Meeting, which will be conducted via live webcast. Regardless of whether you expect to attend the virtual meeting, you may vote your shares by mail, by telephone or through the internet by following the instructions set forth in the Notice. If you receive more than one Notice because you have multiple accounts, you should submit your voting instructions with respect to each account so that all of your shares will be voted at the Annual Meeting.

Shareholders of record on the Record Date may vote by:

(i)	internet by visiting the website specified in the Notice of Internet Availability and Proxy Materials (the “Notice”),

(ii)	telephone using the instructions provided in the Notice, or

(iii)	mail by marking, executing and returning the proxy card (located at the website specified in the Notice) in accordance with the instructions thereon.

Shareholders who hold their shares in “street name” through a bank, broker or other holder of record (a “nominee”) must vote their shares in the manner prescribed by their nominee.

Shares Held through a Broker, Bank or Other Financial Institution

If you hold your shares through a broker, bank or other financial institution, there is a New York Stock Exchange (“NYSE”) rule that determines the manner in which your vote will be handled at the Annual Meeting. Your broker, bank or other financial institution is not permitted to vote on your behalf on the election of trustees or the proposal related to our executive compensation (i.e., Proposals One and Two described in this Proxy Statement) unless you provide specific instructions by completing and returning the voting instruction form or by following the voting instructions provided to you to vote your shares via telephone or the internet. For your vote with respect to those proposals to be counted, you need to communicate your voting instructions to your broker, bank or other financial institution before the date of the Annual Meeting, and before any earlier date specified in the voting instructions provided by your broker, bank or other financial institution.

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  VOTING INFORMATION

Quorum; Voting Standards Generally

On each matter subject to a vote at the Annual Meeting and any adjournment or postponement of the meeting, each holder of common shares will be entitled to one vote per share.

The following table summarizes the vote required for approval of each proposal and the effect on the outcome of the vote of abstentions, uninstructed shares held by brokers (which result in “broker non-votes” when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, under the NYSE rules, the institution that holds the shares may not vote those shares on certain proposals) and signed but unmarked proxy cards.

Proposal		Votes Required for Approval	Effect of Abstentions(1)	Uninstructed Shares/Effect of Broker Non-Votes(1)	Signed but Unmarked Proxy Cards(2)
Proposal One	Election of Trustees	Seven nominees receiving the highest number of “FOR” votes(3)	No effect	Not voted/ no effect	Vote “for”
Proposal Two	Advisory, Non-Binding Approval of the Company’s Executive Compensation	Majority of votes cast	No effect	Not voted/ no effect	Vote “for”
Proposal Three	Ratification of Selection of KPMG as Independent Auditor	Majority of votes cast	No effect	Discretionary vote by nominee	Vote “for”

(1)

Abstentions, withholds and broker non-votes are included in determining whether a quorum is present. Under Section 11.F of PREIT’s trust agreement, abstentions and broker non-votes are not considered “votes cast”.

(2)

If you complete your proxy properly, whether by completing and returning a proxy card or by submitting your instructions by telephone or through the internet, but do not provide instructions as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other business properly brought before the Annual Meeting.

(3)

Subject to the majority voting provisions of our corporate governance guidelines, which are described in this Proxy Statement, the seven nominees receiving the highest number of votes cast at the meeting will be elected as trustees.

Voting by Proxy; Revocation of Proxies

You may vote your shares at the Annual Meeting by following the instructions available on the meeting website during the meeting or by proxy. You can always change your vote at the meeting; therefore, we recommend that you vote by proxy even if you plan to attend the virtual meeting. All valid proxies received before the Annual Meeting will be voted according to their terms. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by filing an instrument revoking it with our Secretary or by submitting a duly executed proxy bearing a later date. You also may revoke your proxy by virtually attending the Annual Meeting and voting. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.

Delivery of Documents to Shareholders Sharing an Address

Some banks, brokers and other nominee record holders might be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement and Annual Report might have been sent to multiple shareholders in your household if you have elected to receive paper copies. We will promptly deliver a separate copy of either document to you if you request one by writing or by calling us as follows: Investor Relations, Pennsylvania Real Estate Investment Trust, One Commerce Square, 2005 Market Street, Suite 1000, Philadelphia, Pennsylvania 19103; Telephone: 215-875-0735. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your bank, broker or other nominee record holder.

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  VOTING INFORMATION

Solicitation of Proxies

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain trustees, officers and employees of PREIT and its subsidiaries may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy being solicited in connection with this Proxy Statement is being solicited by and on behalf of the Board of Trustees of PREIT (the “Board of Trustees” or the “Board”).

Instructions for Participation in the Virtual Annual Meeting

There is no physical location for the Annual Meeting. Due to the continued public health and safety concerns related to the coronavirus (COVID-19) pandemic, and to protect the health and well-being of our shareholders, trustees, colleagues and guests, the Board of Trustees deemed it advisable to hold the Annual Meeting via live audio webcast rather than in-person. The virtual meeting will offer our shareholders the same rights and opportunities as an in-person meeting, allowing for active participation at no cost, regardless of geographic location.

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/PEI2021 and log in by entering the unique 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. You may log into the Annual Meeting beginning at 10:45 a.m., Eastern Time, on May 27, 2021 and the meeting will begin promptly at 11:00 a.m. Eastern Time.

The virtual meeting platform is fully supported across browsers (Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

Asking Questions at the Virtual Annual Meeting

If you wish to submit a question, you may do so during the meeting by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/PEI2021 and following the instructions on the website. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting which are pertinent to the Company and the meeting matters, as time permits. Rules of Conduct for the Annual Meeting will be available on the virtual meeting platform on the day of the meeting. Examples of questions that are not pertinent are questions related to general economic, political or other views that are not directly related to the business of the Annual Meeting.

Technical Difficulties or Trouble Accessing the Live Webcast

If you experience any technical difficulties accessing the Annual Meeting or during the meeting, please call the toll free number that will be available at www.virtualshareholdermeeting.com/PEI2021 for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning 15 minutes prior to the start of the Annual Meeting, at 10:45 a.m., Eastern Time, on May 27, 2021.

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GOVERNANCE

PROPOSAL ONE—Election of Trustees

Trustee Nomination Process

PREIT’s trust agreement provides that nominations for election to the office of trustee at any annual meeting of shareholders are made by the Board of Trustees, or by a shareholder if such shareholder provides a notice in writing delivered to our Secretary not less than 90 nor more than 120 days before the anniversary date of the prior year’s meeting, and for an election at an annual meeting that is not within 30 days of such anniversary date, or for a special meeting called for the election of trustees, not later than 10 days following the date on which notice of the date of the meeting is mailed or disclosed publicly, whichever comes first. The notice must be signed by the holders of at least two percent of the common shares outstanding on the date of the notice. Shareholders making nominations of trustee candidates must provide in the notice, among other things, (a) information regarding share ownership and any hedging or other transaction to hedge the economic risk or to increase or decrease the voting power of such shareholder, (b) a description of all agreements or understandings between any such shareholder and each nominee and any other person, pursuant to which any such shareholder has a right to vote any shares, or pursuant to which the nominee or shareholder may be entitled to compensation, reimbursement of expenses or indemnification by reason of such nomination or service as a trustee, including all such information that would be required to be disclosed under federal securities regulations if the nominee were nominated by the Board of Trustees, and (c) such other information regarding each nominee as would be required in a proxy statement had the nominee been nominated by the Board of Trustees. The complete text of these requirements is provided in Section 11.J of PREIT’s trust agreement, which is available on our website at www.preit.com and on the SEC’s website at www.sec.gov, and a copy of which may be obtained by written request to our Secretary at our principal executive office. Nominations not made in accordance with the trust agreement procedures will not be considered, unless the number of persons properly nominated is fewer than the number of persons to be elected to the office of trustee at the Annual Meeting. In this latter event, nominations for the trustee positions that would not otherwise be filled may be made at the Annual Meeting by any person entitled to vote in the election of trustees.

Nominees for Trustee

The Board of Trustees has nominated George J. Alburger, Jr., Joseph F. Coradino, Michael J. DeMarco, JoAnne A. Epps, Mark E. Pasquerilla, Charles P. Pizzi and John J. Roberts for election at the Annual Meeting as trustees to serve until the Annual Meeting to be held in the spring of 2022 and until their respective successors have been duly elected and have qualified. Each of the nominees is currently serving as a trustee whose term expires at the Annual Meeting.

If any of the foregoing nominees becomes unable to or declines to serve, the persons named in the accompanying proxy have discretionary authority to vote for a substitute or substitutes, unless the Board of Trustees reduces the number of trustees to be elected. The address for each nominee for the office of trustee is c/o PREIT, One Commerce Square, 2005 Market Street, Suite 1000, Philadelphia, Pennsylvania 19103.

In selecting nominees for election to the Board of Trustees, the members of the Nominating and Governance Committee and the Board of Trustees consider a number of factors that they deem relevant to service on the Board, including:

•	core competencies and willingness to participate actively in the work of the Board of Trustees and, in the case of non-management nominees, in the standing committees of the Board of Trustees,

•	personal integrity and ethics,

•	experience and maturity of judgment,

•	potential contributions to the collective knowledge, experience and capabilities of the Board of Trustees,

•	diversity of personal and professional backgrounds, and

•	the ability to work constructively and effectively with other members of the Board of Trustees.

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  GOVERNANCE

The chart below highlights several categories of skills and areas of expertise of our trustees. Generally, the Nominating and Governance Committee and the Board of Trustees consider it important that nominees have competencies in one or more of these areas. Each nominee brings his or her particular set of personal experiences and competencies to the Board of Trustees, which, taken as a whole, enable the Board of Trustees to provide effective leadership to the Company in order to achieve our strategic objectives and deliver returns to our shareholders.

The Nominating and Governance Committee and the Board of Trustees also consider it important that the Board of Trustees is comprised of individuals with varying lengths of tenure with the Company. This helps to ensure that the Board of Trustees strikes an appropriate balance of those with extensive experience with the Company and those who can bring new, fresh ideas to the Company, increasing shareholder value.

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  GOVERNANCE

▶  Nominees for the Office of Trustee

GEORGE J. ALBURGER, JR. Age: 73 Trustee since: 2017 Committees: • Audit (Chair) • Compensation • Special Finance Number of Public Company Boards: 2

Background

Mr. Alburger, 73, served as the Chief Financial Officer and Treasurer of Liberty Property Trust from 1995 to 2016. He was previously an Executive Vice President of Liberty Property Trust from 2000 to 2016. Departing as Executive Vice President, Mr. Alburger worked for EBL&S Property Management, Inc. from 1982 to 1995, an owner and manager of approximately 200 shopping centers aggregating 30 million square feet of retail space. He was employed by Price Waterhouse, LLP from 1968 to 1982, finishing his career there as a Senior Manager. Mr. Alburger serves on the board of Americold Realty Trust (NYSE: COLD), an international owner and operator of temperature-controlled warehouses, and Exeter Property Group, a real estate investment management firm.

Qualifications and Experience Relevant To Us

By virtue of his service as a senior executive of a real estate investment trust, Mr. Alburger has extensive experience in substantially all aspects of real estate investment, development and ownership, including aspects of real estate finance, operations and management, as well as experience with real estate mergers and acquisitions. That experience, coupled with his experience at a global accounting firm, provides Mr. Alburger with an exceptionally high level of accounting and audit expertise that he brings to the Board, allowing him to interact effectively with the accounting and finance managers of PREIT and with PREIT’s independent auditors. Mr. Alburger also adds additional depth to the Board’s competencies in the areas of organizational development and strategic planning, as well as substantial experience regarding public companies and corporate governance.

JOSEPH F. CORADINO Age: 69 Trustee since: 2006 Number of Public Company Boards: 1

Background

Mr. Coradino, 69, has served as the Chief Executive Officer of PREIT since 2012 and Chairman of PREIT since 2017. From 2001 to 2012, he was the President of PREIT Services, LLC and PREIT-RUBIN, Inc., and the Executive Vice President-Retail of PREIT. Prior to and in conjunction with that service, Mr. Coradino was the Executive Vice President-Retail Division and Treasurer of PREIT-RUBIN, Inc. from 1998 to 2004. From 1997 to 1998, he served as the Senior Vice President-Retail Division and Treasurer, PREIT-RUBIN, Inc. Mr. Coradino is a current trustee and member of the Executive Committee of Temple University and a trustee of the International Council of Shopping Centers (ICSC), and he previously served as a director of A.C. Moore Arts & Crafts, Inc. from 2006 to 2011. The employment agreement between PREIT and Mr. Coradino provides that, during the term of his employment agreement, the Board of Trustees shall nominate him as a candidate for election to the Board of Trustees at each annual meeting at which his term as a trustee is scheduled to expire.

Qualifications and Experience Relevant To Us

Mr. Coradino has been engaged in real estate development, management and leasing for substantially all of his professional life and currently serves as PREIT’s Chief Executive Officer. Prior to becoming the Chief Executive Officer, Mr. Coradino served for a number of years as the senior officer for PREIT’s retail operations and as the principal officer in charge of redevelopment projects. Prior to joining PREIT as a senior executive in 1997, Mr. Coradino was an executive of The Rubin Organization, which was acquired by PREIT in 1997. Mr. Coradino brings to the Board an extensive knowledge of the properties and leasing program of PREIT and of trends and developments in the retail industry that are of vital significance to PREIT.

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  GOVERNANCE

MICHAEL J. DEMARCO Age: 61 Trustee since: 2015 Committees: • Compensation (Chair) • Special • Special Finance (Chair) Number of Public Company Boards: 1

Background

Mr. DeMarco, 61, was the Chief Executive Officer of Mack-Cali Realty Corporation from 2015 to 2020. Previously, he was the Chief Investment Officer of Cantor Commercial Real Estate Company, L.P. from 2013 to 2015 and an Executive Vice President of Vornado Realty Trust from 2010 to 2013. Mr. DeMarco served as a Managing Director at Fortress Investment Group from 2007 to 2010 and a Managing Director at Lehman Brothers from 1998 to 2007. Mr. DeMarco also held senior positions at Credit Suisse First Boston and Arthur Andersen LLP. Mr. DeMarco was initially nominated to the Board in 2015 in connection with an agreement between PREIT and certain shareholders, including Land & Buildings Investment Management LLC and Land & Buildings Capital Growth Fund, L.P. Mr. DeMarco was independent of both PREIT and such investors, and the Company was not obligated under the agreement to nominate him to the Board after the 2015 Annual Meeting.

Qualifications and Experience Relevant To Us

From his career in real estate investment banking and commercial finance, Mr. DeMarco has extensive experience in all aspects of real estate finance and operations and real estate mergers and acquisitions, and possesses a very deep knowledge and understanding of real estate capital markets, such as the CMBS market, as well as transactions and valuations. Mr. DeMarco’s substantial experience enables him to offer valuable insights into the financial environment in which the Company is operating. Further, Mr. DeMarco has extensive management experience, including his most recent position as the Chief Executive Officer of a real estate business. During 2020, Mr. DeMarco committed extensive time and expertise to PREIT through his leadership of the Special Finance Committee, providing crucial board oversight and strategic direction in connection with the Company’s financial restructuring.

JOANNE A. EPPS Age: 69 Trustee since: 2018 Committees: • Nominating and Governance • Audit • Special Number of Public Company Boards: 1

Background

Ms. Epps, 69, is Executive Vice President and Provost of Temple University, a position she has held since 2016. Ms. Epps was previously the Dean of the Temple University Beasley School of Law from 2008 to 2016, and is a member and former President of the Board of Directors of the Defenders Association of Philadelphia, and one of five members of Philadelphia’s Board of Ethics. She is a member of the Board of Directors of the ABA Retirement Funds, where she currently chairs the Marketing Committee and previously chaired the Governance and Compensation and Investment Committees. She is a member of the Pennsylvania Women’s Forum. Previously, Ms. Epps was a member of the Board of Directors of the National Association of Women Lawyer’s Foundation, where she chaired the review of board governance protocols, and she was a member of the Trinity College Board of Trustees, where she served on the Finance and Audit Committee.

Qualifications and Experience Relevant To Us

Ms. Epps has a diverse combination of legal, business, operational, and community and governmental knowledge. Ms. Epps brings to the board her many skills, including in the areas of corporate governance, finance and management, organizational development, strategic planning and crisis management.

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  GOVERNANCE

MARK E. PASQUERILLA Age: 61 Trustee since: 2003 Committees: • Audit • Nominating and Governance Number of Public Company Boards: 2

Background

Mr. Pasquerilla, 61, is an officer and director of Pasquerilla Enterprises, LP and its subsidiaries (ownership and management of hospitality properties), a position he has held since 2006 (Chief Executive Officer since 2013, President from 2006 to 2013), and sole member of Pasquerilla Management LLC. From 1992 to 2006, he served as an officer and director of Crown Holding Company and its subsidiaries (Chief Executive Officer and Chairman from 1999 to 2006 and President from 1992 to 2006). In addition, Mr. Pasquerilla served as the Chairman of the Board of Trustees, President and Chief Executive Officer of Crown American Realty Trust from 1999 to 2003, Vice Chairman of Crown American Realty Trust from 1998 to 1999, and Trustee of Crown American Realty Trust from 1993 to 2003. He has been a Director of AmeriServ Financial, Inc., a publicly traded company, AmeriServ Financial Bank and AmeriServ Life Insurance Company since 1997. Mr. Pasquerilla was a board member of Concurrent Technologies Corporation, a charitable organization, from 1990 to 2020 and served as Trustee of the International Council of Shopping Centers from 2002 to 2005. In addition, he is currently a board member of the Community Foundation for the Alleghenies, a charitable organization, which he has served since 1991. Mr. Pasquerilla has been an advisory board member of the University of Pittsburgh at Johnstown since 1988, is a current board member of Johnstown (Pennsylvania) Area Heritage Association, President of the Greater Johnstown Regional Partnership, and board member of the Johnstown Redevelopment Authority.

Qualifications and Experience Relevant To Us

As the Chairman and Chief Executive Officer of Crown American Realty Trust at the time of its merger into PREIT in 2003, Mr. Pasquerilla brings to the Board a broad understanding of the retail real estate industry. In accordance with the merger agreement between PREIT and Crown American Realty Trust in 2003, PREIT expanded the size of its Board of Trustees and elected Mr. Pasquerilla, who was a member of Crown’s board at the time of the merger, to fill a vacancy created by the expansion. Mr. Pasquerilla’s competencies are derived from his business experience and community service activities, and include a knowledge of real estate acquisitions, finance and management, private and public capital markets, organizational development and strategic planning.

CHARLES P. PIZZI Age: 70 Trustee since: 2013 Committees: • Nominating and Governance (Chair) • Compensation Number of Public Company Boards: 3

Background

Mr. Pizzi, 70, is the former President and Chief Executive Officer and director of Tasty Baking Company, a position he held from 2002 until the company’s sale in 2011. He is a Director of Brandywine Realty Trust (office real estate development and management), Mistras Group, Inc. (MG), and also serves as Chairman of the Board of Independence Health Group and as a director of Franklin Square Energy Fund. From 2006 to 2011, Mr. Pizzi was a director of the Federal Reserve Bank of Philadelphia, including service as Chairman from 2010 to 2011. In addition, he was a director of the Philadelphia Stock Exchange from 1997 until its acquisition by NASDAQ in 2008 and was the President and Chief Executive Officer of the Greater Philadelphia Chamber of Commerce from 1989 to 2002. In addition to the directorships noted above, Mr. Pizzi serves as a director of a variety of civic, educational, charitable and other boards, including the boards of Drexel University, Philadelphia Beltline Railroad, and the Board of Advisors of PNC Philadelphia.

Qualifications and Experience Relevant To Us

Mr. Pizzi’s career is unusually extensive and varied, including nine years as president and chief executive officer of a public company, service as a director of companies engaged in real estate, health insurance, construction, engineering, investment and security operations, and a broad range of civic and community leadership and service. By reason of his experience, Mr. Pizzi brings to the Board a diverse combination of business, operational, public company, community and governmental knowledge and skills.

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  GOVERNANCE

JOHN J. ROBERTS Age: 76 Trustee since: 2003 Committees: • Audit • Nominating and Governance • Special (Chair) • Special Finance Number of Public Company Boards: 2

Background

Mr. Roberts, 76, is the Former Global Managing Partner and member of the Leadership Team of PricewaterhouseCoopers LLP, completing a 35-year career with the firm in 2002. He is a director of Vonage Holdings Corp. Mr. Roberts is a member of the American Institute of CPAs and is a former director of Armstrong World Industries, Inc., Safeguard Scientifics, Inc., SICOR, Inc., Philadelphia First Corporation, Greater Philadelphia Chamber of Commerce, Urban Affairs Partnership, and the University City Science Center. In addition, Mr. Roberts is a former member of the advisory boards of the Kellogg School of Northwestern University and the University of Southern California School of Accounting, and is a former trustee of Drexel University.

Qualifications and Experience Relevant To Us

By reason of his over 35-year career in public accounting, which included service as a senior executive with a global accounting firm, and his service on the boards and audit committees of other public companies, Mr. Roberts brings an exceptionally high level of accounting and audit expertise to the Board and the Audit Committee. His experience has enabled Mr. Roberts to interact knowledgeably and effectively with PREIT’s independent auditors and with the accounting and finance managers of PREIT. In addition, his experience as an accounting executive and as a board member of businesses in diverse industries and nonprofit organizations has given Mr. Roberts additional capabilities, including strategic planning and corporate governance.

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Majority Voting Standard for Trustee Elections and Board Procedures

With respect to the election of trustees, assuming a quorum is present, and subject to the majority voting provisions of our corporate governance guidelines described below, the seven nominees receiving the highest number of votes cast at the Annual Meeting will be elected trustees. If you mark your proxy as “Withhold” in the election of any of the trustees, or if you give specific instructions that no vote be cast in the election of any of the trustees, the shares represented by your proxy will not be voted in the election of such trustee(s), but will count toward the establishment of a quorum.

Pursuant to PREIT’s corporate governance guidelines, if any nominee for trustee receives a greater number of “Withhold” responses regarding his or her election than votes “FOR” his or her election, that nominee will be required to promptly tender his or her resignation to the Nominating and Governance Committee of the Board of Trustees following certification of the shareholder vote. The Nominating and Governance Committee of the Board of Trustees will consider the resignation offer and recommend to the Board of Trustees whether or not to accept it. The Board of Trustees (excluding such nominee) will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board of Trustees will promptly disclose its decision as to whether to accept the trustee’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release to be disseminated in the manner that PREIT’s press releases typically are distributed or by other means of public disclosure.

Any trustee tendering his or her resignation pursuant to the procedures described above will not participate in the Nominating and Governance Committee recommendation or any other action of the Board of Trustees regarding whether to accept the resignation offer. If each member of the Nominating and Governance Committee were to receive a majority of votes marked “Withhold” in the same election, then the independent members of our Board of Trustees who did not receive a majority of votes marked “Withhold” would appoint a committee among themselves (which may consist of some or all of them) to consider the resignations and recommend to the Board of Trustees whether to accept them.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the election of each of the individuals named in this Proxy Statement and nominated for election as trustees by our Board of Trustees. Signed proxies will be voted FOR each of the nominees unless a stockholder gives other instructions on the proxy card.

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Corporate Governance and Board Matters

Leadership Structure

In June 2012, Joseph F. Coradino became Chief Executive Officer of PREIT and in February 2017 he became Chairman of PREIT. Mr. Coradino has been a senior officer of PREIT since he joined the Company in 1997 and has been a trustee of the Company since 2006.

The Board of Trustees has also appointed Michael J. DeMarco to a one year term as Lead Independent Trustee that will commence at the Annual Meeting and extend to the 2022 Annual Meeting of Shareholders of the Company. Michael J. DeMarco will succeed Charles P. Pizzi, who has served in this capacity for the last four years. The scope of Mr. DeMarco’s responsibilities in this role will include board operations, Chief Executive Officer evaluation and succession, Board of Trustees evaluation and recruitment, and, as appropriate, shareholder relations.

The Board believes that this structure, including a Lead Independent Trustee, is appropriate and effective for PREIT because it provides (i) a separate conduit through the Lead Independent Trustee between the independent trustees and the Chief Executive Officer and other executive officers of PREIT, as appropriate, (ii) a mechanism for oversight by the independent trustees, and (iii) a means of enhancing conditions for engagement by the Board in PREIT’s decision-making processes. The Board currently includes six non-employee trustees who, by virtue of their collective leadership experience and their positions on the various committees of the Board discussed below, provide significant independent leadership and direction that complements the leadership provided by the Lead Independent Trustee and Mr. Coradino.

Meetings of Independent Trustees

In addition to PREIT’s Board and committee meetings, the independent members of the Board of Trustees meet separately at regularly scheduled meetings. The Lead Independent Trustee presides over these meetings.

Role in Risk Oversight

The full Board is responsible for, and is actively involved in, identifying and overseeing the management of the risks that PREIT faces. The Board retains direct decision-making authority regarding the most significant of these risks, and exercises its oversight of management with respect to other risks. With respect to the exercise of direct decision making, the Board generally manages these risks through the allocation of specific duties and responsibilities to its committees and the interaction of those committees, in performing the duties and responsibilities allocated to them, with various outside consultants, including our independent auditor and our compensation consultant. The Board typically performs its oversight function through review of reports from the Chairs of these committees, as well as through regular discussions and reports from management regarding significant or developing risks. Among other relevant information, the Board receives a report annually from management describing management’s methodology for identifying, assessing, mitigating, monitoring and disclosing operational and other risks, including information technology and cyber security risks. In addition, the Board discusses with management, at least quarterly, any changes to the key risk factors identified in the annual report. This annual assessment and the related ongoing discussions are designed to (i) keep the Company’s risk profile current, (ii) provide ongoing assessment of risks and improvement to our risk management capabilities, (iii) make sure that the Board and executive management are in alignment with respect to the Company’s appetite for risk, (iv) ensure that the Company’s risk culture encourages the right type of behaviors, and (v) integrate risk management with the appropriate management processes.

Throughout 2020, the Board exercised continuous oversight of the Company’s strategy and response to the COVID-19 pandemic and the unprecedented challenges presented, receiving frequent updates from management on a variety of financial, health and safety, and human capital management matters. These updates and regular discussions provided the Board with opportunities to effectively exercise its oversight function and to provide leadership and support to management during unprecedented times.

The Board believes that the leadership structure discussed above, which places significant authority in the hands of its independent trustees while involving the Chief Executive Officer in Board decision-making, enhances its ability to identify and oversee the risks that PREIT faces.

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Committees of the Board

PREIT has a standing Executive Compensation and Human Resources Committee (the “Compensation Committee”), a standing Audit Committee, a standing Nominating and Governance Committee and, under PREIT’s Related Party Transactions Policy, a standing Special Committee. In addition, in 2020, the Board approved the formation of a Special Finance Committee to exercise oversight and strategic direction during the last four months of 2020 with respect to the Company’s financial restructuring. The composition and duties of each committee are outlined in the table below.

Committee	Members	Principal Duties
Compensation Committee Number of Meetings in 2020: 6	Michael J. DeMarco (Chair) George J. Alburger, Jr. Charles P. Pizzi

•   Set the annual, long term and incentive compensation of PREIT’s executive officers in light of existing agreements and consistent with compensation objectives and policies established by the Compensation Committee

•   Make recommendations to the Board of Trustees regarding equity-based plans and administer these plans

Audit Committee Number of Meetings in 2020: 8	George J. Alburger, Jr. (Chair) John J. Roberts Mark E. Pasquerilla JoAnne A. Epps

•   Oversee PREIT’s accounting and financial reporting processes and the audit of PREIT’s financial statements

•   Select and retain independent auditors

•   Review with management and the independent auditors PREIT’s annual financial statements and related notes, and internal audit activities

•   Review with the independent auditors the planned scope and results of the annual audit and their reports and recommendations and matters relating to PREIT’s system of internal controls

•   Oversee PREIT’s information security function regarding cybersecurity risks and PREIT’s efforts to mitigate such risks

Nominating and Governance Committee Number of Meetings in 2020: 4	Charles P. Pizzi (Chair) JoAnne A. Epps Mark E. Pasquerilla John J. Roberts

•   Identify individuals qualified to become trustees of PREIT

•   Recommend trustee nominees and trustee committee appointments to the Board of Trustees

•   Review annually the compensation paid to non-employee trustees

•   Develop and recommend a set of governance principles applicable to PREIT

•   Annually review PREIT’s Chief Executive Officer succession planning

•   Oversee the evaluation of the performance of the Board of Trustees and management with respect to matters other than compensation

•   Oversee the work of our management sustainability committee that is charged with leading our environmental, social and governance efforts

Special Committee Number of Meetings in 2020: 2	John J. Roberts (Chair) Michael J. DeMarco JoAnne A. Epps	• Administer PREIT’s Related Party Transactions Policy • See “Other Matters – Related Party Transactions Policy”

Special Finance Committee Number of Meetings in 2020: 1(1)	Michael J. DeMarco (Chair) John J. Roberts George J. Alburger, Jr.	• Provide strategic oversight and direction over the Company’s financial restructuring • Committee operated during September through December 2020

(1)	While the Special Finance Committee held only one formal meeting, this committee met for informal working sessions on multiple occasions throughout the last four months of 2020.

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The Board of Trustees has appointed Charles P. Pizzi to succeed John J. Roberts as the chair of the Special Committee, with his term commencing at the Annual Meeting. In addition, the Board of Trustees has also appointed JoAnne A. Epps to succeed Charles P. Pizzi as the chair of the Nominating and Governance Committee, with her term commencing at the Annual Meeting.

PREIT’s by-laws also authorize the establishment of a standing Executive Committee to consist of three members. The Board of Trustees has not appointed any members to the Executive Committee. If duly constituted, the Executive Committee would be authorized to exercise all of the powers and authority of the Board of Trustees between meetings of the Board of Trustees, except for matters that are expressly reserved by PREIT’s by-laws to the full Board of Trustees or to another committee of the Board of Trustees.

Executive Compensation and Human Resources Committee

The Compensation Committee’s meeting agendas are set by the Chair. The Compensation Committee considers the recommendations of PREIT’s Chief Executive Officer in establishing compensation for the named executive officers other than the Chief Executive Officer, and invited the Chief Executive Officer to participate in compensation deliberations by the Compensation Committee concerning PREIT’s named executive officers other than the Chief Executive Officer.

The Compensation Committee has the exclusive authority to retain and terminate the services of executive compensation consultants to assist in the evaluation of executive officer compensation. The Compensation Committee evaluates the conflicts of interest of any consultant retained or to be retained consistent with its charter and applicable law. Since October 2010, the Compensation Committee has annually engaged Pay Governance, LLC to serve as the consultant to the Compensation Committee. The compensation consultant periodically advises the Compensation Committee on developing compensation trends and programs among REITs and other public companies. The compensation consultant also presents, from time to time, at the Compensation Committee’s direction, compensation data from several sources, including a proprietary survey of executive compensation among REITs prepared for the National Association of Real Estate Investment Trusts (“NAREIT”) and from the proxy statements of selected REITs.

The Compensation Committee’s process for setting executive compensation is described under “Compensation—Compensation Discussion and Analysis.”

Audit Committee

PREIT’s audit committee charter provides that no member of the Audit Committee may serve on the audit committee of more than two public companies other than PREIT unless the Board of Trustees determines that such service would not impair the member’s ability to effectively serve on PREIT’s Audit Committee. No member of the Audit Committee presently serves on the audit committees of more than two other public companies besides PREIT.

Nominating and Governance Committee

The Nominating and Governance Committee and the full Board recognize that diversity is valuable to a well-functioning board, and the Nominating and Governance Committee chooses candidates for the office of trustee without regard to age, sex, race, religion, national origin or sexual orientation. In selecting candidates for the position of trustee, the Nominating and Governance Committee aspires to increase Board diversity as an essential element in supporting the attainment of PREIT’s strategic objectives, and considers diversity in a broad sense, including differences of perspectives, experiences, expertise, skills and background. Its charter specifies the following minimum qualifications, qualities and skills that a committee-recommended nominee must possess: the highest character and integrity; sufficient experience to enable a meaningful contribution to PREIT and its Board of Trustees; and sufficient time available to devote to PREIT’s affairs and to carry out the responsibilities of a trustee.

The Nominating and Governance Committee does not solicit recommendations from shareholders regarding trustee nominee candidates, but will consider any such recommendation received in writing and accompanied by sufficient information to enable the Nominating and Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a trustee if elected. Such recommendations should be sent care of Lisa M. Most, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, Pennsylvania Real Estate Investment Trust, One Commerce Square, 2005 Market Street, Suite 1000, Philadelphia, Pennsylvania 19103.

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Any recommendation received from shareholders after January 1 of any year will not be considered until the following year. In addition to considering candidates recommended by shareholders, the Nominating and Governance Committee considers potential candidates recommended by PREIT’s current trustees and officers and is authorized to use independent search firms to assist in identifying candidates. The process for screening candidates is the same regardless of the source of the recommendation, but only shareholder recommendations are subject to the January 1 deadline for submission for consideration in any given year. In each case, the Nominating and Governance Committee determines whether a recommended candidate meets PREIT’s minimum qualifications and possesses the qualities and skills for trustees, and whether requesting additional information or an interview is appropriate.

Special Finance Committee

During 2020, the Board approved the formation of a Special Finance Committee, which operated for the last four months of the year. This committee provided PREIT with crucial board oversight and strategic direction in connection with the Company’s financial restructuring. During this critical and intensive period, the Special Finance Committee dedicated extensive time and expertise to PREIT, providing valuable independent leadership as PREIT successfully navigated a challenging process while maintaining the goal of positioning the Company to continue advancing its strategic priorities with resilience.

Communicating with the Board of Trustees

Any interested party wishing to communicate with the Board of Trustees, the independent trustees or any individual PREIT trustee on a confidential basis may do so in writing addressed, as applicable, to the Board of Trustees, the independent trustees or the individual trustee and sent care of Lisa M. Most, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, Pennsylvania Real Estate Investment Trust, One Commerce Square, 2005 Market Street, Suite 1000, Philadelphia, Pennsylvania 19103. PREIT’s General Counsel will review any such communication and will deliver such communications to the addressee.

Meetings of the Board of Trustees

The Board of Trustees met 32 times during 2020. All of the trustees serving as trustees in 2020 attended at least 75% of Board and applicable committee meetings in 2020. The Board of Trustees’ policy is that trustees are expected to attend PREIT’s Annual Meeting of Shareholders, which will be held via Internet in 2021. Last year, all of the trustees participated in the Annual Meeting, which was held via Internet.

Corporate Governance Guidelines and Codes of Conduct

PREIT’s corporate governance guidelines, code of business conduct and ethics for non-employee trustees, code of business conduct and ethics for officers and employees (which includes the code of ethics applicable to our chief executive officer, principal financial officer and principal accounting officer), related party transactions policy and the governing charters for the Audit, Nominating and Governance and Compensation Committees of the Board of Trustees are available free of charge on PREIT’s website at www.preit.com, as well as in print to any shareholder upon request. The Board of Trustees and Nominating and Governance Committee regularly review corporate governance developments and modify these guidelines, codes and charters as warranted. Any modifications or waivers are reflected on PREIT’s website as soon as practicable.

Employee, Officer and Trustee Hedging

Under PREIT’s corporate governance guidelines, non-employee trustees and executive officers may not engage in hedging transactions involving our securities, including the purchase or sale of puts, calls, options or other derivative securities based on PREIT securities, as well as the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of PREIT securities. The policy does not restrict hedging by non-executive officer employees or by designees of trustees or executive officers. Under PREIT’s Policy on Selective Disclosure of and/or Use of Inside Information, PREIT strongly discourages all employees from purchasing PREIT securities on margin, engaging in short sales of PREIT securities or buying and selling puts or calls for such securities.

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Commitment to Sustainability and Corporate Responsibility

PREIT owns a portfolio of high-quality malls in which we create environments where retailers and customers connect. The Company continuously strives to align its business strategy with its commitment to responsible corporate citizenship. PREIT’s properties serve as gathering places within the community, making sustainability an important focus.

During 2020, our cross-functional leadership group continued to focus our environmental, social and governance efforts. Quarterly updates on the group’s work are provided to the Nominating and Governance Committee. Our commitment to sustainability influences how we operate and redevelop our centers, provide dynamic experiences for our guests, conduct business with our partners, engage within our communities and create an engaging work environment for our colleagues.

Below are some of the highlights of our commitment in this area:

ENVIRONMENTAL

We have undertaken a number of initiatives to increase energy efficiency, lower our operating costs, reduce waste and decrease our overall environmental impact.

•

Solar Energy. We have installed solar panels on the rooftops of five of our centers, allowing us to convert unused space into a productive energy source. These systems combined are expected to generate more than 7.7 million kilowatt hours of energy each year.

•

Energy Efficient Roofs. Over 85% of our centers’ rooftops contain at least a portion of white roofs. These roofs reflect sunlight, which prevents heat from damaging the roof and extends the life of the roof, and keeps the buildings cool to help reduce summer energy usage.

•

LED Lighting. We have installed energy efficient lighting at over half of our properties, including in interior spaces and parking lots. We believe that LED lighting provides many advantages over traditional lighting, including lower energy usage, reduced maintenance and increased safety. A recent parking lot LED conversion at Dartmouth Mall saves approximately 467k KWH/per month and an interior common area LED conversion at Valley Mall saves approximately to 1624 KWH/per month. We have been able to source incentive and rebate funding for these example projects with minimal cost to us. The corporate headquarters is equipped with LED lighting and room occupancy sensors to curb unnecessary consumption and decrease our carbon footprint.

•

Peak Demand Monitoring. Over half of our centers use peak demand monitors to gauge power usage, enabling our centers to increase energy cost-savings and make more efficient use of energy throughout the year.

•

Waste Reduction. All of our centers, as well as our corporate headquarters, participate in recycling programs. To reduce waste, we have partnered with recycling service providers at several of our properties and we continue to explore opportunities to expand recycling across our portfolio. Our recycling programs divert cardboard, glass and plastic from landfills. Additionally, we have recycling programs at properties for clothing, books and cooking oil.

•	Recycling. Our portfolio-wide recycling efforts resulted in 1,361 tons of material being recycled, saving over 23,000 mature trees, which absorb carbon dioxide from the air.

•

Alternative Transportation. We encourage, and seek to better enable, our shoppers and employees to reduce their carbon footprint by using environmentally friendly means of transportation. All of our centers are within walking distance to public transportation, including bus stops and rail stations. We offer electric vehicle charging stations, with a total of 70 chargers, across a number of our properties and over 95% of our properties offer bike racks. We continue to install new electric vehicle charging stations at in-demand malls by partnering with several national companies at no cost to us.

SOCIAL

We take pride in our relationships with our colleagues, tenants, partners, guests and the communities in which we operate. We care about our people and what makes them unique.

•

Community Health. In light of the COVID-19 pandemic, we were among the first in the country to close our properties to curb the spread of the disease. Our properties have prioritized the health and safety of our customers and tenants by instituting new protocols that promote hygiene and notification protocols to avoid the spread of COVID-19. Our properties proactively sought to act as host sites for blood drives, food donation drives,

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food distribution efforts and the distribution of masks and other protective supplies to local hospitals and first responders. In addition, COVID-19 testing and vaccination sites are located on several of our properties. We partnered with the state of New Jersey to license space at our Moorestown Mall for a COVID-19 vaccination mega site, one of only six selected within the state. The location has vaccination capacity of between 4,000-6,000 appointments per day. Additionally, nine of our properties offer COVID-19 testing facilities and we have 10 PPE vending machines, further supporting the health and well-being of our communities.

•

Community Social Engagement and Assistance. Generally speaking, our centers host a variety of seasonal, family-friendly events to engage with the communities that we serve. We provide community services and resources that are inviting, welcoming and free of charge, including mall walker programs, internet accessibility and community play spaces. We also work with various community groups to support the communities where our properties are located. In response to the COVID-19 pandemic and the resulting disruption to our tenants, PREIT has developed and implemented many new offerings across its portfolio, including:

•	its own contactless pick up solution, “Mall2Go”;

•	a branded parking lot activation series, “Park and Play,” that resulted in nearly three dozen outdoor community events being held across our portfolio;

•

“Shop Local” webpages aggregating ecommerce sites for all the small businesses throughout our portfolio. The offerings highlighted these businesses not only to the local audience, but to customers of the entire PREIT portfolio, leveraging the Company’s marketing power for local business partners;

•	An “SBA Resources” page that was designed to offer resources for smaller businesses to access the liquidity needed to make it through closure periods; and

•	The addition of job portals on its mall websites to collect information to pass along to our retail partners.

Additionally, in 2020, we hosted a Black-owned business showcase at Woodland Mall, and we endeavor to host several similar showcases throughout our portfolio in the future due to the positive response. For example, during 2021, PREIT properties are showcasing Black-owned businesses throughout our portfolio and planning events and activities throughout the year, including art exhibits, documentary screenings and food festivals as a way to highlight the importance of Black-owned business and brands beyond Black History Month.

•

Human Capital. We have programs in place for our associates that are designed to ensure employee satisfaction and engagement. We conduct an annual culture survey to engage employees and identify opportunities. During December 2019, we relocated our corporate headquarters to an office that is designed to create a better sense of place and pride and to cultivate a more collaborative work environment. We also offer wellness initiatives and educational programs. PREIT embraces diversity as valuable to a well-functioning company and provides equal opportunities without regard to race, color, religion, national origin, age, sexual orientation, gender/gender identity, disability, status as a protected veteran, or any other characteristic protected by applicable federal, state and local laws. We also endeavor to maintain workplaces that are free from discrimination or harassment on the basis of any such status or characteristic. The health and safety of our employees is a high priority, in particular during the COVID-19 pandemic. In protecting our employees’ safety, we have invested in creating safe work environments for our employees by taking additional measures such as additional work from home flexibility, increased cleaning protocols, mask wearing in our corporate office and at our properties and enhanced communication and engagement regarding Company responses to the pandemic.

•

Charitable Giving. Our properties supported numerous charitable organizations in 2020, and many of our properties allowed charitable organizations to use a space within the property, free of charge. Our corporate giving program made donations to a number of charitable organizations in 2020 and has raised awareness for various non-profit organizations through executive participation. Our executive team raised funds for the Philadelphia Police Foundation in 2020.

GOVERNANCE

PREIT and its Board of Trustees are dedicated to maintaining a high standard for corporate governance based on integrity, ethics and transparency. Each of our trustees, other than our CEO, meets the NYSE standard for independence. Our trustees stand for re-election every year. In furtherance of PREIT’s sustainability initiatives and commitment, we have established a management sustainability committee that is charged with providing focus and oversight of our environmental, social and governance efforts.

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Trustee Independence

All of PREIT’s non-employee trustees are independent, which means that, if all nominees are elected, more than three quarters (six out of seven) of the members of the Board of Trustees will be independent. For a trustee to be considered independent, the Board of Trustees must determine that the trustee does not have any direct or indirect material relationship with PREIT. The Board of Trustees has established guidelines to assist it in determining trustee independence, which are contained in the Company’s corporate governance guidelines. These guidelines conform to the independence requirements contained in the NYSE listing rules. In addition, the Board of Trustees has adopted categorical standards to assist it in making determinations of independence.

Standards of Independence

The guidelines and the categorical standards used by the Board of Trustees to determine whether a trustee is independent specify that:

1.

Other than in his or her capacity as a trustee or shareholder of PREIT, no independent trustee shall have a material relationship with PREIT (either directly or as a partner, shareholder, officer or other affiliate of an organization, including a charitable organization, that has a material relationship with PREIT). For this purpose, a trustee shall be presumed not to have a material relationship with PREIT if he or she is not and, within the past two years, has not been an executive officer of, or the direct or indirect owner of more than 10% of the equity interest in, any business or professional entity:

•

that within the last two years has made or received, or going forward proposes to make or receive, payments to or from PREIT or any of its subsidiaries for property or services in excess of 5% of (i) PREIT’s consolidated gross revenues for its last full fiscal year, or (ii) the other entity’s consolidated gross revenues for its last full fiscal year; or

•	to which PREIT or any of its affiliates is indebted in an aggregate amount exceeding 5% of PREIT’s total consolidated assets as of the end of PREIT’s last full fiscal year.

2.	No independent trustee shall have been employed by PREIT, and no immediate family member of an independent trustee shall have been an executive officer of PREIT, within the past three years.

3.

No independent trustee shall have received more than $120,000 in direct annual compensation from PREIT within the past three years, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.	No independent trustee shall have been affiliated with or employed by a present or former auditor of PREIT within the last three years.

5.	Within the last three years, no independent trustee shall have been an employee of another company if an executive officer of PREIT then served on the compensation committee of such other company.

6.

Within the last three years, no independent trustee shall have served as an executive officer or employee of a company that made payments to, or received payments from, PREIT for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

7.

No immediate family member of an independent trustee shall fit within the categories prohibited by any of the foregoing (other than with respect to the prohibition on employment by PREIT, which addresses immediate family members directly), and no independent trustee may have any relationships with PREIT that are substantially similar to any of the categories prohibited by the foregoing.

8.	Independent trustees shall satisfy any other independence criteria required by applicable law or regulation or established by the Board of Trustees.

The Board of Trustees determined that the following six members of PREIT’s current seven member Board satisfy the NYSE’s independence requirements and PREIT’s guidelines: George J. Alburger, Jr., Michael J. DeMarco, JoAnne A. Epps, Mark E. Pasquerilla, Charles P. Pizzi and John J. Roberts. Mr. Coradino, our Chairman and Chief Executive Officer, is our only trustee who is not considered independent.

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In making this determination, the Board of Trustees considered Mr. Pizzi’s relationships with Brandywine Realty Trust, Independence Blue Cross and Conner Strong & Buckelew, as more fully described in the “Related Party Transactions Policy” section of this Proxy Statement beginning on page 18, because PREIT has commercial relationships with these three entities. The Board of Trustees also considered Mr. Pizzi’s role as a member of the advisory board of PNC Philadelphia, as PREIT also has a commercial relationship with PNC Philadelphia. The Board of Trustees determined that Mr. Pizzi does not have any direct or indirect material relationship or interest in the transactions between PREIT and these entities and that all parties have entered into these transactions in the ordinary course of business. Accordingly, the Board of Trustees determined Mr. Pizzi to be independent.

All members of each of the Compensation Committee, Audit Committee and Nominating and Governance Committee of the Board of Trustees must be, and are, independent trustees. Members of the Audit Committee must also, and do, satisfy additional Securities and Exchange Commission independence requirements, which provide that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from PREIT or any of its subsidiaries other than compensation for serving on the Board of Trustees or on committees of the Board of Trustees.

Related Party Transactions Policy

The Board of Trustees has adopted a written policy related to the review and approval or ratification of related party transactions. The procedures set forth in the policy do not replace or supersede any other policies or procedures related to the approval of transactions by PREIT as set forth in PREIT’s other corporate governance policies or as required by law. See “Other Matters—Related Party Transactions Policy.”

Compensation Committee Interlocks and Insider Participation

Mr. DeMarco, Mr. Alburger and Mr. Pizzi served on the Compensation Committee during 2020. No member of PREIT’s Compensation Committee is or was during 2020 an employee, or is or ever has been an officer, of PREIT or its subsidiaries. No executive officer of PREIT served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Board of Trustees or Compensation Committee.

2020 Trustee Compensation

Our philosophy for trustee compensation is that it should be made in proportion to the amount and complexity of work required, aligned with the long-term interests of our shareholders, transparent to our shareholders and consistent with trustee independence. Trustees employed by PREIT do not receive additional compensation for serving as trustee. Trustees who are not employees of PREIT receive the following cash compensation:

2020 ($)
Annual Cash Retainer	60,000
Additional Retainer
Lead Independent Trustee	25,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	15,000
Special Committee Chair	5,000
Special Finance Committee Chair (monthly, for 4 months)	40,000
Special Finance Committee Member (monthly, for 4 months)	5,000
Board/Committee Meeting Fee	1,500

Non-employee trustees also typically receive restricted shares annually, which vest over one year. Such annual award is granted on the first day of the annual term of service, on the date following our annual meeting of shareholders. In 2020, the Board of Trustees determined that the award of restricted shares to non-employee trustees would be equal in value to $115,000, which equated to 102,222 shares based on the $1.12 average of the closing prices of PREIT shares for the 20 trading days prior to the date of grant. The shares were awarded under the Amended and Restated Pennsylvania Real Estate Investment Trust 2018 Equity Incentive Plan.

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The following table summarizes the fees and other compensation earned by our non-employee trustees for their service on our Board of Trustees and any committees of the Board of Trustees during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
George J. Alburger, Jr.	110,000	115,000	225,000
Michael J. DeMarco	102,000	115,000	217,000
JoAnne A. Epps	90,000	115,000	205,000
Leonard I. Korman(2)	19,500	0	19,500
Mark E. Pasquerilla	94,500	115,000	209,500
Charles P. Pizzi	133,000	115,000	248,000
John J. Roberts	101,000	115,000	216,000

(1)

The amounts reported in the Stock Awards column represent the grant date fair value as determined in accordance with Topic 718 based on the average of the high and low sale prices of a common share on the date of grant. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)	Leonard I. Korman’s service as a trustee ended at the 2020 Annual Meeting of Shareholders

The following table summarizes the aggregate number of restricted shares and options held by our non-employee trustees at December 31, 2020.

Name	Restricted Shares	Total Options	Exercisable Options	Unexercisable Options
George J. Alburger, Jr.	102,222	—	—	—
Michael J. DeMarco	102,222	—	—	—
JoAnne A. Epps	102,222	—	—	—
Mark E. Pasquerilla	102,222	—	—	—
Charles P. Pizzi	102,222	5,000	5,000
John J. Roberts	102,222	—	—	—

Information about our Executive Officers

The following information is provided with respect to each of our current non-trustee executive officers. Information regarding Joseph F. Coradino, our Chairman and Chief Executive Officer, is provided above in the “Nominees for Trustee” section beginning on page 4. Our executive officers are appointed by our Board of Trustees to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

JOSEPH J. ARISTONE	Age: 55

Executive Vice President—Head of Leasing of PREIT since 2017. Senior Vice President and Head of Leasing of PREIT from 2007 to 2017. Vice President, Anchor Leasing of PREIT from 2003 to 2007.

HEATHER CROWELL	Age: 42

Executive Vice President—Strategy and Communications of PREIT since 2019. Senior Vice President—Strategy and Communications of PREIT from 2017 to 2019. Senior Vice President—Corporate Communications and Investor Relations of PREIT from 2016 to 2017. Vice President—Corporate Communications and Investor Relations of PREIT from 2012 to 2016. Director—Asset Management of PREIT from 2006 to 2012.

ANDREW M. IOANNOU	Age: 46

Executive Vice President—Finance and Acquisitions of PREIT since 2015. Treasurer of PREIT since 2010. Senior Vice President—Capital Markets of PREIT from 2010 to 2015. Vice President—Capital Markets of PREIT from 2005 to 2010.

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  GOVERNANCE

LISA M. MOST	Age: 51

Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary of PREIT since 2019. Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary of PREIT from 2018 to 2019. Senior Vice President—Legal of PREIT from 2016 to 2018. Vice President—Legal of PREIT from 2014 to 2016. Director—Legal of PREIT from 2004 to 2014. Employed by PREIT since 1999.

SATHANA SEMONSKY	Age: 47

Vice President and Chief Accounting Officer of PREIT since 2021. PREIT’s Corporate Controller since 2019. Previously Director at CFGI, an accounting advisory firm, from 2017 to 2019, and Divisional Controller at American Realty Capital (now American Realty Global) from 2012 to 2017.

MARIO C. VENTRESCA, JR.	Age: 53

Executive Vice President and Chief Financial Officer since 2020. Executive Vice President—Operations of PREIT from 2015 through 2019. Senior Vice President—Asset Management of PREIT from 2005 to 2015. Vice President—Retail Asset Management of PREIT from 2000 to 2005.

Management Ownership

The following table sets forth certain information regarding the beneficial ownership of our common shares for each trustee, each nominee for the office of trustee, and each named executive officer as of April 1, 2021, as well as all trustees and executive officers of the Company as a group. As of such date, none of the nominees for the office of trustee or PREIT’s executive officers owned any shares of any series of PREIT’s preferred shares.

All percentages are calculated based on 79,259,912 shares outstanding as of April 1, 2021. The address for each individual identified is c/o PREIT, One Commerce Square, 2005 Market Street, Suite 1000, Philadelphia, Pennsylvania 19103. Unless indicated otherwise, each individual has sole voting and sole investment power with respect to all shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Joseph F. Coradino	834,870	(1)	1.1%
Mark E. Pasquerilla	277,950	(2)	*
Mario C. Ventresca, Jr.	185,701	(3)	*
Andrew M. Ioannou	123,495	(4)	*
Joseph J. Aristone	125,650	(5)	*
Heather Crowell	88,555	(6)	*
Lisa M. Most	87,453	(7)	*
John J. Roberts	192,248	(8)	*
Charles P. Pizzi	165,681	(9)	*
Michael J. DeMarco	155,682	(10)	*
George J. Alburger, Jr.	152,630	(11)	*
JoAnne A. Epps	130,436	(12)	*
Trustees and executive officers as a group (13 persons)	2,524,327	(13)	3.2%

*	Less than one percent.

(1)

Includes 764,398 shares that Mr. Coradino owns directly and 70,472 Class A units of limited partnership interest in PREIT Associates, L.P. that Mr. Coradino owns directly. Class A units are redeemable for cash or, at PREIT’s option, for a like number of common shares.

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  GOVERNANCE

(2)

Includes 170,828 shares that Mr. Pasquerilla owns directly, 55,208 shares held by Marenrico Partnership, and 51,914 shares held by Pasquerilla Enterprises, LP, an entity controlled by Mr. Pasquerilla, and its subsidiaries. All of the shares held by Pasquerilla Enterprises, LP are pledged as collateral to Somerset Trust Company and 33,575 shares held by Marenrico Partnership are pledged as collateral to Merrill Lynch with respect to a margin account. 28,047 shares held by Mr. Pasquerilla directly are in a pledged account with Merrill Lynch, but currently no debt is outstanding in this account.

(3)	Mr. Ventresca directly owns all 185,701 shares (which includes 72,476 shares with respect to which he shares voting and investment power with his spouse).

(4)	Mr. Ioannou directly owns all 123,495 shares (which includes 65,992 shares with respect to which he shares voting and investment power with his spouse).

(5)	Mr. Aristone directly owns all 125,650 shares.

(6)	Ms. Crowell directly owns all 88,555 shares.

(7)	Ms. Most directly owns all 87,453 shares.

(8)	Includes 102,222 shares that Mr. Roberts owns directly, and 90,026 shares held in a grantor retained annuity trust.

(9)	Includes 160,681 shares that Mr. Pizzi owns directly and 5,000 shares subject to exercisable options.

(10)	Mr. DeMarco directly owns all 155,682 shares.

(11)	Mr. Alburger directly owns all 152,630 shares.

(12)	Ms. Epps directly owns all 130,436 shares.

(13)

Includes 2,448,855 shares held directly or indirectly, 5,000 shares subject to exercisable options and an aggregate of 70,472 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of common shares.

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COMPENSATION

PROPOSAL TWO—Advisory Approval of the Company’s Executive Compensation

Pursuant to Section 14A of the Securities and Exchange Act of 1934 (the “Exchange Act”) and Securities and Exchange Commission (“SEC”) requirements, our shareholders have the opportunity to vote, on a non-binding basis, to approve the compensation of our named executive officers for 2020, as disclosed in this Proxy Statement in accordance with SEC disclosure rules.

We urge you to read the “Compensation Discussion and Analysis” section beginning on page 24 and the compensation tables and narrative discussion beginning on page 31 of this Proxy Statement. We believe that the compensation of our named executive officers should be approved for the following reasons:

•

Compensation decisions are made by independent trustees who are not part of management and comprise the Compensation Committee. These decisions result from a formal, deliberative process, including advice from an independent compensation consultant selected by the Compensation Committee.

•

The principal goals of the Compensation Committee are to ensure that the interests of our shareholders and the interests of our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives in an effort to maximize value for our shareholders. These goals are achieved in five principal ways: (i) setting fixed, base salary so that the largest component of the compensation of each named executive officer consists of equity and incentive compensation; (ii) emphasizing equity compensation as the principal form of compensation over cash compensation; (iii) conditioning the vesting of equity or equity-based compensation on corporate performance, including operating metrics, total shareholder return and/or continued service to PREIT; (iv) tying annual cash incentives to operating performance, as measured by articulated performance metrics and strategic objectives, as the same may be adjusted by the Compensation Committee or the Board in response to events or transactions that make it, in light of the Company’s strategic objectives, appropriate to do so; and (v) requiring named executive officers to own minimum stated amounts of our securities.

•

The equity awards align the interests of our shareholders and our named executive officers by encouraging officers to focus on corporate performance in an effort to generate an increase in share value. Historically, vesting of Restricted Share Units (“RSUs”) granted under our RSU programs was dependent upon achieving certain relative total shareholder return (“TSR”) levels over a three-year period. In the program approved for the 2019-2021 period, a portion of the RSUs vest based on the achievement of absolute TSR at certain thresholds, and in the program approved for the 2020-2022 period, the RSUs vest based on the achievement of certain operating performance goals, with the number of shares earned, if any, adjusted upwards or downwards based on PREIT’s TSR over the applicable performance period compared to an index of other REITs. The RSUs have directly aligned the interests of our named executive officers with the interests of our shareholders because there has been no vesting for periods when returns to shareholders were below the threshold under the applicable RSU program, and vesting has occurred when returns to shareholders met the criteria. RSUs have been awarded in all but one year since 2006. Due to the Company’s TSR for the three years ended on December 31, 2018, 2019 and 2020, no shares were issued pursuant to the RSUs awarded in 2016, 2017 or 2018. For the program approved for the 2019-2021 period, as part of the restricted share awards, outperformance units (“OPUs”) were granted with the restricted shares, which OPUs will vest, and shares will be issued, based on a multiplier applied to the number of time-based restricted shares determined by the achievement of the performance objectives set forth with respect to the OPUs. Such awards will vest at the end of the three-year measurement period if the performance measures are achieved.

•

The structure of our annual cash incentive awards in 2020 was based on (i) the Company’s Funds from Operations, as adjusted (“FFO”) per share, (ii) the achievement of certain enumerated strategic goals, including portfolio improvement through anchor replacements and tenant diversification, progressing densification and redevelopment efforts, improving the Company’s liquidity position and other operational goals, (iii) growth in same store net operating income (“Same Store NOI”), (iv) the Company’s leverage ratio, and (v) a discretionary, qualitative assessment of the executive officer’s individual performance. Each of the business performance factors relates to, and is indicative of, the achievement of at least one of the Company’s key strategic objectives, and is weighted towards bringing in capital through the Company’s densification plans, liquidity initiatives, and

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continued portfolio improvement. In making decisions regarding executive compensation for 2020, the Compensation Committee determined that the executive management team demonstrated resilience, commitment and strength in light of the COVID-19 operating environment and that the team’s dedicated, tireless response in adapting to an ever-changing environment and managing PREIT through the pandemic and the financial restructuring was critical to help position the Company to continue to advance its strategic priorities. Accordingly, the Compensation Committee considered achievement levels of the previously-established performance goals as well as the executives’ extraordinary performance in an unprecedented operating environment and their management through the pandemic and the financial restructuring, and took a holistic view of these factors in deciding final payouts of the annual cash incentive awards, as discussed in the “Compensation Discussion and Analysis” section beginning on page 24.

We seek the approval of the resolution set forth below:

“RESOLVED, that the shareholders of PREIT approve, on an advisory basis, the compensation of the named executive officers for 2020 as disclosed in the Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the applicable disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and accompanying narrative.”

This “say on pay” vote is advisory, and is not binding on PREIT, the Board of Trustees or the Compensation Committee. However, we value the opinions of our shareholders and annually seek their approval in this “say on pay” vote. The Compensation Committee will consider the results of the vote on the resolution and evaluate whether any actions in response to the vote are necessary in connection with future compensation determinations.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the advisory approval of the Company’s executive compensation as disclosed in this Proxy Statement.

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  COMPENSATION

Compensation Discussion and Analysis

Introduction

As a smaller reporting company, we are required to present compensation information regarding 2020 and 2019 compensation earned by or paid to all persons who served as Chief Executive Officer of our Company at any time during 2020, and our two most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2020. Further, as a smaller reporting company, we are not required to provide all of the disclosures required for a “Compensation Discussion and Analysis” but, nevertheless, in the interests of transparency, we have chosen to present this Compensation Discussion and Analysis (“CD&A”) and to present information regarding the compensation of each person who served as our Chief Executive Officer and Chief Financial Officer during 2020, our most recently completed fiscal year, and our three other most highly compensated executive officers who were serving as executive officers at the end of 2020. As a result of strong internal pay equity, this results in presentation of compensation for six executive officers and, for purposes of this CD&A, we refer to those six individuals as our named executive officers. This CD&A focuses on the compensation of the following named executive officers:

Named Executive Officers*
Joseph F. Coradino	Mario C. Ventresca, Jr.	Joseph J. Aristone	Heather Crowell	Andrew M. Ioannou	Lisa M. Most
Chief Executive Officer and Chairman of the Board of Trustees (principal executive officer)	Executive Vice President – Chief Financial Officer (principal financial officer)	Executive Vice President – Leasing	Executive Vice President – Strategy and Communications	Executive Vice President – Finance and Acquisitions	Executive Vice President – General Counsel

*	Please see “Information about our Executive Officers” for more information.

Mr. Coradino and Mr. Ventresca each currently has an employment agreement that is described in this Proxy Statement under “2020 Executive Compensation—Employment Agreements” beginning on page 41. The employment agreements established minimum base salaries and eligibility to participate in cash incentive and equity programs in 2020, as determined by the Compensation Committee. Mr. Aristone, Ms. Crowell, Mr. Ioannou and Ms. Most do not have employment agreements with the Company, but each is covered by the PREIT Services, LLC Severance Pay Plan for Certain Officers (effective January 1, 2007) (the “Severance Plan”), as modified by their respective letter agreements. The details of these four executives’ severance arrangements are also described in this Proxy Statement under “2020 Executive Compensation—Employment Agreements” beginning on page 41.

2020 Performance

PREIT is a publicly traded real estate investment trust (REIT) that is primarily engaged in the ownership, management, leasing, acquisition and redevelopment of shopping malls. The Company believes its distinctive real estate is at the forefront of enabling communities to flourish through the built environment by providing opportunities to create vibrant multi-use destinations. In general, our malls include carefully curated retail and lifestyle offerings, including national and regional department stores, large format retailers and other anchors, mixed with destination dining and entertainment experiences. In recent years, we have increased the portion of our mall properties that are leased to non-traditional mall tenants, including life sciences, healthcare, supermarkets and self-storage facilities. Approximately 27% of our mall space is committed to non-traditional tenants offering services such as dining and entertainment, health and wellness, off-price retail and fast fashion.

For purposes of determining compensation of our named executive officers, our Board of Trustees previously established specific goals for the Company and our key executives designed to improve the Company’s portfolio quality and operating results, strengthen the Company’s balance sheet and financial position, and position the Company for growth. These primary goals were in turn supported by a focus on and targeted progress in specific metrics, with strategic goals weighted towards bringing in capital through the Company’s densification plans, liquidity initiatives and continued portfolio improvement. Mr. Coradino communicated those goals to our employees and encouraged a collaborative effort among the teams within the Company towards the achievement of these goals.

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  COMPENSATION

2020 was a challenging year given the unprecedented COVID-19 operating environment and was particularly challenging for the retail industry. The COVID-19 pandemic resulted in government-ordered lockdowns, created fear of public spaces, and led to a substantial decrease in mall traffic and reduced sales at our tenants following their re-openings. Tenant bankruptcies, collections issues and extended closures and restrictions had a material impact on the Company’s financial results. Our net loss increased by $253.7 million to a net loss of $266.7 million for the year ended December 31, 2020 from a net loss of $13.0 million for the year ended December 31, 2019. Total Net Operating Income (“NOI”, a non-GAAP measure, discussed below) decreased by approximately $69 million to NOI of $158.6 million for the year ended December 31, 2020 compared to $227.7 million for the year ended December 31, 2019 as a result of lost revenue from rent abatements, bankruptcies and reduced tenant sales.

In the face of those challenges, Mr. Coradino and our key executives adapted to address the changed environment and focused on critical initiatives, including:

•	Preserving liquidity by reducing expenses and deferring real estate tax and mortgage payments;

•	Generating liquidity, or future expected liquidity, by completing outparcel sales, obtaining approval for multifamily projects for outparcels and driving rent collections from tenants;

•	Preparing for a new operating environment by developing protocols at the Company’s properties and launching programs to support its tenants’ businesses; and

•	Executing on each component of the Company’s financial restructuring.

As evidenced by the Compensation Committee’s decisions and programs described in more detail below, the Compensation Committee believes that this quality executive management team demonstrated resilience, commitment and strength in light of the COVID-19 operating environment and that the team’s dedicated, tireless response in adapting to an ever-changing environment and managing PREIT through the pandemic and the financial restructuring was critical to help position the Company to continue to advance its strategic priorities.

As described in more detail below, the Company’s goals and performance in the unprecedented operating environment, as well as the Company’s commitment to attract, retain and reward those members valuable to its team, were the basis for the decisions and programs of the Compensation Committee with respect to base salaries, annual incentive plan awards and long-term equity awards to the named executive officers.

Executive Summary

The principal goals of the Compensation Committee are to ensure that the interests of our shareholders and our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives designed to maximize value for our shareholders. These goals are achieved in five principal ways:

1.	setting fixed base salaries so that the largest component of compensation of each named executive officer consists of equity and incentive compensation;

2.	emphasizing equity compensation as the principal form of compensation over cash compensation;

3.	conditioning the vesting of equity or equity-based compensation on corporate performance, including operating metrics, TSR and/or continued service to PREIT;

4.

tying annual cash incentives to operating performance, as measured by articulated performance metrics and strategic objectives, as the same may be adjusted by the Compensation Committee or the Board in response to events or transactions that make it, in light of the Company’s strategic objectives, appropriate to do so; and

5.	requiring named executive officers to own minimum stated amounts of our securities.

The Compensation Committee believes that long-term equity awards are particularly well-suited for aligning the interests of our shareholders and our named executive officers. Compensation in the form of equity earned over a multiple-year period helps to ensure that the named executive officers focus on long-term corporate performance that enhances the value of our shares over time. These objectives are further enhanced by our share retention guidelines, which require our executives to own meaningful amounts of our shares. As has been the case for several years, the 2020 long-term equity program consisted of two components, with 50% of the award being performance-based and 50% of the award being time-based. Named executive officers who receive RSUs or restricted shares are required to hold those shares for a minimum of one year from the date such shares are received or become vested.

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  COMPENSATION

2020 – 2022 Long-Term Equity Award Program
Component	Design/Purpose
Performance-Based Restricted Share Units, or RSUs

RSUs vest, and shares are issued, based upon PREIT’s performance in certain operating performance measures and a modification based on the TSR of PREIT over the three-year period beginning January 1, 2020 and ending on the earlier of December 31, 2022 or the date of a change in control of PREIT (the “Measurement Period”). The TSR modifier depends on PREIT’s TSR performance over the Measurement Period relative to the TSR of other REITs comprising a leading index of retail REITs (the “Index REITs”).

Operating Performance Measures

•   The preliminary number of common shares to be issued by PREIT with respect to the RSUs awarded is based on a multiple determined by achievement of two equally-weighted operating performance measures — three-year core mall non-anchor occupancy and three-year fixed charge coverage ratio — during the Measurement Period.

TSR Modifier

•   The preliminary number of common shares to be issued by PREIT with respect to the RSUs awarded as determined under the operating performance goals will be adjusted, upwards or downwards, depending on PREIT’s TSR for the Measurement Period relative to the performance of the Index REITs.

Time-Based Restricted Shares

Restricted shares granted vest in equal, annual installments over a three-year period, provided that the recipient of the restricted shares remains an employee on the vesting date.

These time-based restricted share grants are intended to retain the services of the officers over the longer term by providing predictable awards for continued service.

The Compensation Committee believes that annual cash incentive opportunity awards further align the interests of our shareholders and our named executive officers by rewarding achievement of key operational goals. The 2020 annual cash incentive awards provided opportunities for the named executive officers to receive cash payments equal to varying percentages of their 2020 base salaries based upon (i) FFO per share, (ii) the achievement of certain enumerated strategic goals, including portfolio improvement through anchor replacements and tenant diversification, progressing densification and redevelopment efforts, improving the Company’s liquidity position and other operational goals, (iii) growth in Same Store NOI, (iv) the Company’s leverage ratio, and (v) a discretionary, qualitative assessment of the executive officer’s individual performance. Each of the business performance factors relates to, and is indicative of, the achievement of at least one of the Company’s key strategic objectives, and is weighted towards bringing in capital through the Company’s densification plans, liquidity initiatives, and continued portfolio improvement.

The Compensation Committee believes that our compensation program has successfully aligned the interests of our shareholders with the interests of our named executive officers, as reflected by:

•

the emphasis on equity awards, combined with the requirement that equity received by the named executive officers under the awards be retained in accordance with share retention policies discussed later in this “Compensation Discussion and Analysis” section;

•

the expiration of performance-based equity awards without issuance of shares when TSR thresholds have not been achieved for the relevant measurement periods and, conversely, the issuance of shares in connection with long-term incentives when TSR thresholds have been achieved or exceeded;

•

the grant of annual cash incentive opportunity awards based on the achievement of articulated performance metrics and strategic objectives approved by the Compensation Committee as related to the achievement of the Company’s business objectives, with the Compensation Committee or the Board having the ability to adjust those metrics in response to events or transactions that make it, in light of the Company’s strategic objectives, appropriate to do so; and

•	generally limiting base salary increases to modest amounts absent a significant change in responsibility and/or review of peer group data that suggest our base salaries may be set too low.

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  COMPENSATION

2020 Voting Results for Advisory Approval of the Company’s Executive Compensation

At the 2020 Annual Meeting, approximately 79% of votes cast were voted in favor of the Company’s executive compensation. While this vote is advisory and the Compensation Committee noted this shareholder support of its compensation policies, it is also implementing certain changes to the annual incentive program for 2021. In particular, the 2021 annual incentive objectives include performance targets related to control of capital expenditure, as well as more extensive strategic operating objectives. These strategic objectives include the opening of key tenants, signing or closing key transactions, securing multifamily entitlements and anchor approvals for multifamily projects, refinancing upcoming mortgage maturities and maintaining a certain level of general and administrative expenses, all of which is focused on improving the Company’s liquidity position.

Aspects of Compensation Program Favorable from a Corporate Governance Perspective

The Committee believes that the executive compensation program includes aspects that align the interests of our shareholders and those of the named executive officers and excludes aspects that could misalign their interests.

What We Do	What We Don’t Do

✓  We align pay with Company performance. Long term performance-based equity awards are tied to corporate performance, including TSR, and annual performance-based cash awards are tied to key performance metrics and strategic objectives.

✓  We require named executive officers to maintain share ownership and retain shares received under equity plans. Our Chief Executive Officer must own common shares having a value of 5x his salary and our other named executive officers must own common shares having a value of 2x their respective salaries; named executive officers must hold a portion of any equity plan shares they receive for at least one year.

✓  Upon a change of control, we require a double-trigger (meaning, in addition to a change of control of the Company, the executive must be timely terminated without cause or resign for good reason) in our employment agreements before agreed upon cash severance benefits or payments are paid.

✓  We review data derived from our peer group of companies and the REIT industry when making executive compensation decisions.

✓  We consider carefully how compensation program design and decisions affect risk-taking by named executive officers.

✓  We authorize the Board to recoup (“clawback”) executive compensation that resulted from a misstatement of financial results caused by such executive’s intentional misconduct or fraud.

✓  Our Compensation Committee engages an outside independent compensation consulting firm to advise on executive compensation matters.

×  We prohibit hedging and strongly discourage pledging transactions by our non-employee trustees and executive officers.

×  We do not provide any material perquisites.

×  We do not reprice options without shareholder approval.

×  Our compensation consultant engaged by our Compensation Committee does not provide any other services to the Company.

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  COMPENSATION

Compensation Committee Process and General Considerations

The Compensation Committee devoted a substantial portion of all of its meetings in 2020 to executive compensation for that year. In addition, the Compensation Committee has met eight times in 2021 to discuss payment of cash incentive opportunity awards for 2020 and establish compensation for 2021. The Compensation Committee considered, among other matters:

•

the objectives and policies of its compensation programs for 2020 and later years, including the executive team’s performance in addressing the unprecedented challenges faced in 2020 and the desire to ensure continuity and stability in the near term;

•

the design of the annual cash incentive and long-term incentive programs in light of the principal objective of aligning the interests of our shareholders and our named executive officers by rewarding outcomes that further the interests of our shareholders;

•	the historical performance of the Company’s TSR and its impact on the payout of long-term equity incentive awards;

•

information on compensation of senior executives at other companies derived from industry surveys and proxy statements for prior years for a group of 16 REITs deemed comparable to PREIT for this purpose;

•

the amounts of the base salaries to be paid and annual cash incentive opportunity and long-term equity awards to be granted to our named executive officers for 2020 and the allocation among these components; and

•

the Company’s resilience in adapting to the changed operating environment caused by the COVID-19 pandemic, as well as benchmarking advice from its compensation consultant regarding prevailing best practices.

In setting 2020 compensation, the Compensation Committee also considered our performance during 2019 compared to the financial goals set forth under our 2019 business plan, which was approved by the Board of Trustees. In addition, the Compensation Committee also solicited and considered the recommendations of Mr. Coradino regarding the components and amounts of compensation to be paid to the named executive officers (other than Mr. Coradino) in 2020.

As a part of its annual review of PREIT’s compensation policies with respect to all employees, the Compensation Committee also evaluates the risks that are created by those policies, including the risk-taking incentives that those policies may create. Based on that review, the Compensation Committee has concluded that its compensation policies and procedures are not reasonably likely to result in a material adverse effect on PREIT.

Compensation Consultant

The Compensation Committee was assisted in its work by an independent compensation consultant, Pay Governance, LLC. Under its charter, the Compensation Committee has the sole authority to engage (and replace) an executive compensation consultant. In addition to consulting on executive compensation matters, the compensation consultant may be engaged by the Compensation Committee for special projects. All of the work performed by the compensation consultant in 2020 related to executive officer compensation. Mr. Coradino meets with the Compensation Committee and separately with the compensation consultant on matters relating to the compensation of the named executive officers.

Compensation Consultant Independence

The policies and procedures of Pay Governance, LLC and certain additional facts, including those set forth below, give the Compensation Committee confidence that the advice it receives from Pay Governance, LLC is objective and not influenced by any relationships that Pay Governance, LLC or its affiliates may have with the Company, its Board of Trustees or its management. These policies, procedures and other facts include the following:

•	Pay Governance, LLC does not provide any other services to the Company;

•	the fees that Pay Governance, LLC receives from the Company are less than 1% of the total revenues of Pay Governance, LLC;

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  COMPENSATION

•	the lead consultant from Pay Governance, LLC does not have any business or personal relationship with any member of the Compensation Committee or any executive officer of the Company;

•	the lead consultant from Pay Governance, LLC does not own any Company securities and is prohibited from doing so by the policies of Pay Governance, LLC;

•

Pay Governance, LLC has direct access to the Compensation Committee without management intervention and will only provide services at the direction of the Compensation Committee or in support of its charter; and

•

Pay Governance, LLC will notify the Compensation Committee if the lead consultant provides consulting services to another company where an affiliation exists with a member of management or a member of the Compensation Committee. In this regard, Pay Governance, LLC did advise the Compensation Committee that it performs services for Brandywine Realty Trust. Mr. Pizzi, one of our trustees and a member of our Compensation Committee, is also a trustee of Brandywine Realty Trust, but our Compensation Committee did not believe this impacted the independence of Pay Governance, LLC.

The Compensation Committee has assessed the independence of Pay Governance, LLC pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pay Governance, LLC from serving as an independent compensation consultant to the Compensation Committee.

Comparative Peer Group

The compensation consultant periodically informs the Compensation Committee of developing compensation trends and programs among REITs and other public companies. The compensation consultant also presents data on executive compensation from several sources, including a proprietary survey of executive compensation among REITs prepared for NAREIT, and proxy statements of a group of REITs (the “peer group”) deemed comparable to PREIT. The peer group for 2020 compensation purposes consisted of 16 retail REITs located throughout the United States. The Compensation Committee, in consultation with the compensation consultant and management, updates the peer group periodically and determined to make no changes to the peer group in 2020, which consisted of the following 16 retail-specific REITs:

Acadia Realty Trust
CBL & Associates Properties, Inc
Cedar Realty Trust, Inc.
Federal Realty Group Trust
Kite Realty Group Trust
Macerich Company
Retail Opportunity Investments Corp
Retail Properties of America, Inc.
RPT Realty
Saul Centers, Inc.
Seritage Growth Properties
Tanger Factory Outlet Centers, Inc.
Taubman Centers, Inc.
Urban Edge Properties
Washington Prime Group Inc.
Weingarten Realty Investors

In determining compensation for 2020, the Compensation Committee compared (i) the total 2019 compensation of the named executive officers to the total compensation paid to the executive officers in the peer group as reported in their 2018 proxy statements and in other sources and (ii) the allocation of total compensation of the named executive officers among base salary and cash incentive and equity awards to the allocation of such compensation among base salary and cash incentive and equity awards as reported in the proxy statements for the companies in the peer group

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  COMPENSATION

and in other sources. The Compensation Committee also compared PREIT’s TSR and other business performance metrics to the TSR and other business performance metrics of the peer group companies. TSR is a measure of the financial return to shareholders over a specified measurement period. The financial return consists of dividends on a share of common equity during the period (which are deemed to be reinvested in shares when paid) plus (or minus) the increase (or decrease) in the market value of a share measured from the beginning to the end of the period.

The comparative compensation data provided background for assessing both the competitiveness of our compensation and the appropriate allocation between the elements of compensation. The Compensation Committee deemed the peer group comparisons to be more relevant to its compensation decisions than the proprietary NAREIT survey because it is a smaller comparison group that is more similar to the Company in terms of total capitalization, revenues, number of properties, number of employees, geographic location and other business characteristics and pertinent factors, including whether the peer company served the retail industry. The Compensation Committee does not set specific competitive pay targets or objectives, or otherwise engage in formal “benchmarking” of the individual components of compensation paid to the named executive officers against executives at peer group companies. The Compensation Committee does, however, generally try to set total compensation, including compensation in the form of performance-based awards, for the named executive officers near the middle of the peer group data for their respective positions. The awards are designed to allow for the possibility of greater or lesser compensation based upon our performance.

The Compensation Committee also considers special or unusual matters that affect the metrics used to measure corporate or operational performance for purposes of the performance-based elements of compensation, such as the unplanned, or earlier than planned, disposition of properties or defeasance clauses regarding the early repayment of debt. Such matters can directly affect FFO and indirectly affect TSR, two of the primary metrics used in the performance-based awards. In addition, the Compensation Committee takes into consideration other business performance factors in determining the amount of the payout under the cash incentive opportunity awards. Specifically, due to the changed operating environment during the course of 2020 and unprecedented challenges brought on by the COVID-19 pandemic, the Compensation Committee took a holistic view of performance in determining the amount of the payouts of the 2020 cash incentive opportunity awards.

As part of its deliberations, especially with respect to the weighting given to the various components of compensation, the Compensation Committee reviewed internally-prepared tally sheets for each named executive officer. Each of these tally sheets presented the dollar amount of each component of each named executive officer’s compensation, as well as potential payments under various performance, termination and change of control scenarios.

Role of Our Executive Officers in Executive Compensation

As previously noted, Mr. Coradino, after consultation with other senior officers, made 2020 compensation recommendations for our officers, including the other named executive officers. The Compensation Committee discussed these recommendations with Mr. Coradino and invited him to participate in the Compensation Committee’s deliberations concerning compensation for the named executive officers, other than Mr. Coradino.

Compensation Objectives and Policies

The principal objectives of our compensation program are to ensure that the interests of our shareholders and the interests of our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives in order to maximize shareholder value. Our compensation program for 2020 consisted of three primary elements: (i) base salary; (ii) annual cash incentive opportunity; and (iii) equity under a long-term incentive program. These three elements are designed to contain an appropriate level and mix of compensation that emphasizes performance-based compensation and equity to align the interests of our shareholders and our named executive officers and, if performance goals are achieved, to provide the officers with an opportunity for wealth creation. We also seek to motivate and to retain the named executive officers by providing a competitive level of base salary and time-based restricted shares to encourage them to stay with the Company by having a mechanism to impose an opportunity cost for departing.

The express linkage of program elements to TSR, FFO, specified strategic goals, Same Store NOI, our leverage ratio, and expressed strategic goals, combined with an established share retention policy for the named executive officers, results in a layered approach intended to balance achievement of short-term operating objectives with longer-term

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value creation for our shareholders. FFO, Same Store NOI growth, and our leverage ratio were used as measures of short-term performance associated with our cash incentive opportunity awards. Operating performance measures consisting of three-year core mall non-anchor occupancy and three-year fixed-charge coverage ratio, as well as relative TSR, were used as measures of long-term performance associated with performance-based equity-based RSU compensation. The mix of the compensation components as set forth in the 2020 Summary Compensation Table on page 40 is shown below on an aggregate basis for the Chief Executive Officer and the named executive officers.

Components of Executive Compensation

Base Salary

Base salaries are intended to (i) be competitive with companies in the peer group, (ii) provide the named executive officers with a fixed and predictable source of income, and (iii) assure that the named executive officers remain committed to PREIT even when conditions do not permit the achievement of performance goals.

Name	2019 Salary	2020 Salary	2021 Salary(1)
Joseph C. Coradino	$850,000	$850,000	$900,000
Mario C. Ventresca, Jr.	$405,600	$450,000	$490,000
Joseph Aristone	$378,000	$400,000	$425,000
Heather Crowell	$350,000	$400,000	$410,000
Andrew M. Ioannou	$350,200	$400,000	$425,000
Lisa M. Most	$350,000	$400,000	$410,000

(1)	In early 2021, the Compensation Committee also approved certain base salary increases for 2021.

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  COMPENSATION

With the exception of Mr. Coradino, the Compensation Committee approved increases to all of the named executive officers’ base salaries from 2019 to 2020. The Compensation Committee determined these increases to be appropriate based on the Company’s performance in 2019 and on peer group and other data it reviewed, to improve the competitive positioning of the salary component relative to the peer group, especially in light of the challenging operating environment, the increase in such named executive officers’ duties, and the desire for internal pay equity. The Compensation Committee believed the increases in base salary that were awarded did not disrupt the proper allocation of compensation between fixed base salaries and short- and long-term incentive compensation. In early 2021, the Compensation Committee also approved salary increases for all of the named executive officers, which decisions were based on peer group and other data it reviewed, as well as informed by retention and stability goals.

Cash Incentive Compensation

Corporate Performance Factors

Each named executive officer was eligible to receive annual cash incentive compensation equal to a specified percentage of the executive’s 2020 base salary. The Compensation Committee established targets for the 2020 annual incentive compensation based on (i) FFO per share, (ii) the achievement of certain enumerated strategic goals, including portfolio improvement through anchor replacements and tenant diversification, progressing densification and redevelopment efforts, improving the Company’s liquidity position and other operational goals, (iii) growth in Same Store NOI, (iv) the Company’s leverage ratio, and (v) a discretionary, qualitative assessment of the executive officer’s individual performance. The plan contemplates that the Compensation Committee may adjust these metrics if there are events or transactions that make it, in light of the Company’s strategic objectives, appropriate to do so.

2020 Annual Incentive Opportunity Awards

For each of the named executive officers, 90% of their 2020 cash incentive opportunity award was tied to the corporate performance of the Company based upon the articulated performance metrics and strategic objectives established by the Compensation Committee. The remaining 10% of their 2020 cash incentive opportunity was tied to discretionary, qualitative factors.

The 2020 annual cash incentive opportunity awards were designed to motivate the named executive officers to achieve the objectives of the 2020 business plan that was prepared by management and approved by the Board of Trustees. The opportunity amounts were expressed in the awards as threshold, target and outperformance levels. The potential incentive compensation for 2020 for the named executive officers was equal to the following percentages of their 2020 base salaries.

	Threshold	Target	Outperformance
Joseph F. Coradino	70%	140%	280%
Mario C. Ventresca, Jr.	37.5%	75%	150%
All other named executive officers	30%	60%	120%

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Corporate Performance Factors and 2020 Performance

At the beginning of 2020, the Compensation Committee established the following weightings and targets for the performance factors:

Metric	Weighting	Performance Target

FFO per share*	30%	$1.25 (Threshold—$1.22; Outperformance—$1.28)

Strategic Goals (20 specific strategic goals)	30%	13 of 20 (Threshold—10 of 20; Outperformance – 16 of 20)

Same Store NOI Growth**	20%	1.00% (Threshold –0.50%; Outperformance –1.50%)

Leverage ratio	10%	62.5% (Threshold –63.50%; Outperformance – 61.50%)

Discretionary/Individual performance	10%	Qualitative Individual Assessment

*

We believe that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains on sales of operating real estate and depreciation and amortization of real estate, among others. FFO is a commonly used measure of operating performance among REITs, and we use FFO as a supplemental non-GAAP measure to compare our performance for different periods to that of our industry peers. NAREIT defines FFO, which is a non-GAAP measure, as net income (computed in accordance with GAAP) excluding (i) depreciation and amortization of real estate, (ii) gains and losses on sales of certain real estate assets, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. For a reconciliation of FFO to net income (loss) for 2020, see our Annual Report on Form 10-K for the year ended December 31, 2020 at pages 55-59.

**

NOI and Same Store NOI are non-GAAP financial measures that are derived from real estate revenue (determined in accordance with GAAP, including lease termination revenue), minus property operating expenses (determined in accordance with GAAP), plus our pro rata share of revenue and property operating expenses of our unconsolidated partnership investments. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity. It is not indicative of funds available for our cash needs, including our ability to make cash distributions. We believe NOI is helpful to management and investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. We believe that net income (loss) is the most directly comparable GAAP measure to NOI. NOI excludes other income, general and administrative expenses, provision for employee separation expenses, interest expense, depreciation and amortization, insurance recoveries, gain/loss on debt extinguishment, gain on derecognition of property, impairment of assets, gains on sales of real estate by equity method investees, equity in loss/income of partnerships, loss on remeasurement of assets by equity method investee, gain on sale of non-operating real estate, gain/loss on sale of real estate, impairment of development land parcel, project costs and other expenses and reorganization expenses. Same Store NOI is calculated using retail properties owned for the full periods presented and excludes properties acquired or disposed of, under redevelopment, or designated as non-core during the periods presented. For a reconciliation of NOI to net income (loss) for 2020, see our Annual Report on Form 10-K for the year ended December 31, 2020 at pages 55-59.

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  COMPENSATION

After having established the performance targets in the first quarter of 2020, however, the COVID-19 pandemic led to an extraordinary and unprecedented operating environment that was unexpected and highly challenging, particularly for the Company’s industry. The COVID-19 pandemic resulted in government-ordered lockdowns, created fear of public spaces, and led to a substantial decrease in mall traffic and reduced sales at our tenants following their re-openings. Tenant bankruptcies, collections issues and extended closures and restrictions had a material impact on the Company’s financial results. Our net loss increased by $253.7 million to a net loss of $266.7 million for the year ended December 31, 2020 from a net loss of $13.0 million for the year ended December 31, 2019. NOI decreased by approximately $69 million to NOI of $158.6 million for the year ended December 31, 2020 compared to $227.7 million for the year ended December 31, 2019 as a result of lost revenue from rent abatements, bankruptcies and reduced tenant sales. Accordingly, the original financial operating targets under the 2020 annual incentive compensation plan were not achieved.

The Compensation Committee recognized that the original financial operating targets were not indicative of the 2020 operating environment and that it was more appropriate for the executive team to adapt to the circumstances and focus on ensuring PREIT’s resilience through the pandemic. In the face of unprecedented challenges, Mr. Coradino and our named executive officers rose to the challenge and focused on critical initiatives to manage PREIT through the pandemic:

•	Preserving liquidity by reducing expenses and deferring real estate tax and mortgage payments;

•	Generating liquidity, or future expected liquidity, by completing outparcel sales, obtaining approval for multifamily projects for outparcels and driving rent collections from tenants;

•	Preparing for a new operating environment by developing protocols at the Company’s properties and launching programs to support its tenants’ businesses; and

•	Executing on each component of the Company’s financial restructuring.

In doing so, the executives worked tirelessly, demonstrating resilience, commitment and strength through the COVID-19 operating environment. Their collective response in managing PREIT through the pandemic and financial restructuring was critical to navigate a challenging process, which included a chapter 11 bankruptcy filing and the Company’s successful emergence on an expedited timeline, in a manner designed to position the Company to continue advancing its strategic priorities with perseverance. As a result of the restructuring, PREIT secured new capital to support its operations and continue advancing its strategic priorities and extended its debt maturity schedule, providing the Company with enhanced financial flexibility. Importantly, the executive team successfully ensured that PREIT continued its operations as usual and met its obligations to tenants, suppliers and the communities in which it operates. In addition, suppliers and other trade creditors and business partners were unimpaired, and all suppliers and employees were paid in full. Notably, the Company’s equity remained outstanding, with the Company’s common and preferred shares continuing to trade on the NYSE without interruption.

The 2020 Annual Incentive Plan objectives included 20 strategic goals and, despite a tremendously challenging year, the Company achieved 13 of the 20 identified strategic goals. In particular, the Company (i) achieved portfolio improvement through anchor replacements and tenant diversification, including multiple store openings at Plymouth Meeting Mall, Moorestown Mall, Dartmouth Mall and Valley Mall; (ii) progressed its densification efforts by executing agreements to sell parcels for multifamily residential developments; and (iii) improved the Company’s liquidity position by selling and conveying property at Valley View Mall and selling certain outparcels.

The Compensation Committee took into consideration the failure to achieve the original financial operating targets, as well as the successful achievement of the strategic goals, and the executives’ extraordinary performance in a changed operating environment to manage through the pandemic and the financial restructuring, and taking a holistic view of the foregoing, determined to award payouts at 84% of target for Mr. Coradino and at 85% of target for the other named executive officers.

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The following table summarizes the actual annual incentive plan and other bonus amounts paid to Messrs. Coradino, Ventresca, Aristone, and Ioannou, and Mses. Crowell and Most with respect to 2020 performance.

			2020 Annual Incentive Plan
	2020 Salary		Target Bonus as Percent of Salary		Actual Bonus as Percentage of Salary Based on Performance		Actual Bonus as a Percentage of Target Bonus	2020 Annual Incentive Plan Bonus	Additional Bonus(2)	Total Bonus Paid
Joseph F. Coradino	$850,000	(1)	140%	(1)	117.6%	(2)	84%	$1,000,000	$40,000	$1,040,000
Mario C. Ventresca, Jr.	$450,000	(1)	75%	(1)	63.75%	(2)	85%	$286,875	$21,000	$307,875
Joseph J. Aristone	$400,000		60%		51%		85%	$204,000	N/A	$204,000
Heather Crowell	$400,000		60%		51%		85%	$204,000	N/A	$204,000
Andrew M. Ioannou	$400,000		60%		51%		85%	$204,000	N/A	$204,000
Lisa M. Most	$400,000		60%		51%		85%	$204,000	N/A	$204,000

(1)

To facilitate the Company’s financial restructuring, Messrs. Coradino and Ventresca voluntarily agreed to forego a portion of their salaries. The amounts reflected in the salary column above, and upon which their 2020 Annual Incentive Plan Bonuses were determined, are their original salaries, which therefore differ from the actual amounts they received and that are reported in the Summary Compensation Table.

(2)

In recognition of their willingness to forego a portion of their salaries for a period to facilitate the Company’s financial restructuring, the Compensation Committee approved special payments to Messrs. Coradino and Ventresca in the amounts by which their salaries had been foregone.

Long-Term Incentive Awards

Since 2009, long-term compensation awards to our named executive officers have consisted solely of equity divided evenly between performance-based equity awards in the form of restricted share units and time-based equity awards in the form of restricted shares.

Restricted Share Units (“RSUs”)

One-half of the value of the 2020 long term compensation awards was granted in the form of performance-based RSUs. Under the 2020 RSU Program, an account is established for each named executive officer as of the grant date and is credited with a base number of RSUs, which was computed by dividing the stated value of the award by the 20-day average of the closing prices of a share of PREIT through the day preceding the grant date. Amounts equal to the dividends paid on an equivalent number of shares held as of the applicable record date before the end of the three-year measurement period are deemed to be invested in additional RSUs; however, no dividends are paid unless shares are actually earned at the end of the measurement period.

RSUs vest, and shares are issued, based upon PREIT’s performance in certain operating performance measures and a modification based on the TSR of PREIT over the three-year period beginning January 1, 2020 and ending on the earlier of December 31, 2022 or the date of a change in control of PREIT (the “Measurement Period”). The TSR modifier depends on PREIT’s TSR performance over the Measurement Period relative to the TSR of the Index REITS.

Operating Performance Measures

•

The preliminary number of common shares to be issued by PREIT with respect to the RSUs awarded is based on a multiple determined by achievement of two operating performance measures during the Measurement Period, consisting of the three-year core mall non-anchor occupancy and the three-year fixed charge coverage ratio, which are each weighted 50%. For all participants, the minimum performance level will have a 0.5 multiplier, the target performance level will have a 1.0 multiplier and the maximum performance level will have a 2.0 multiplier.

TSR Modifier

•	If PREIT’s TSR performance over the Measurement Period is below the 25th percentile of the Index REITs, then 80% of the preliminary number of shares will be earned.

•

If PREIT’s TSR during the Measurement Period is equal to or above the 25th percentile of the Index REITs, then a number of shares ranging from 80% up to 100% (at the 50th percentile) or a maximum of 120% (at the 75th percentile and greater) of the preliminary number of shares will be earned (as set forth in the subsequent bullet).

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  COMPENSATION

•

If PREIT’s TSR during the Measurement Period is above the 25th percentile of the Index REITs, and below the 50th percentile, then the adjustment to the preliminary number of shares earned will be determined by linear interpolation between 80% at the 25th percentile and 100% at the 50th percentile.

•

If PREIT’s TSR during the Measurement Period is above the 50th percentile of the Index REITs, and below the 75th percentile, then the adjustment to the preliminary number of shares earned will be determined by linear interpolation between 100% at the 50th percentile and 120% at the 75th percentile(as set forth in the subsequent bullet).

•	If PREIT’s TSR during the Measurement Period is equal to or above the 75th percentile of the Index REITs, then a number of shares equal to 120% of the preliminary number of shares will be earned.

The use of performance operating measures as well as TSR modifier is intended to strengthen the connection between pay and performance, improve the retention aspect of these awards from prior RSU programs that used TSR as the only performance measure, and to appropriately reward executives for the achievement of long-term performance all while tying the ultimate award to the relative share performance of the Company’s common shares. If the Company fails to achieve the performance operating targets, there will be no payout under the awards, regardless of relative TSR performance.

RSUs will expire without the issuance of any shares if, during the measurement period, a named executive officer’s employment is terminated for “cause” or voluntarily by the named executive officer without “good reason,” as those terms are defined in the named executive officer’s employment agreement, or in the absence of such an agreement, as those terms are defined in the RSU program generally. RSUs will not expire without the issuance of any shares in the event of the termination of a named executive officer’s employment by PREIT without “cause” or by the named executive officer for “good reason,” or in the event of termination of employment due to disability or death. Under such circumstances, the RSUs will remain outstanding and will vest or expire without the issuance of any shares based on the actual TSR (both relative and absolute) as determined at the end of the relevant measurement period, as if the named executive officer had remained an employee. If the RSUs vest, the departed employee would receive shares after completion of the measurement period at the same time as other plan participants.

Restricted Shares

The restricted shares awarded to the named executive officers in 2020 vest in three equal installments on or about February 15, 2021, 2022 and 2023, as long as the named executive officer remains an employee on the vesting date. The named executive officers are entitled to receive an amount in cash equal to the amount of dividends that would be paid on unvested time-based restricted shares. While the shares remain unvested: (i) this amount is treated as compensation and is deducted from income in the calculation of earnings per share, and (ii) the named executive officer is entitled to vote the shares.

The use of time-based restricted shares is designed to retain the services of a named executive officer by providing a predictable award for continued service and creating a potentially significant cost to the named executive officer if he were to terminate his employment voluntarily. Moreover, because the award consists of shares which vest over a period of years, the economic interests of the executive in maintaining and enhancing the value of the shares are aligned with the long-term interests of our shareholders.

Vesting of restricted shares accelerates for Mr. Coradino in the event of a “change of control” of PREIT, a termination of his employment by PREIT without “cause,” or a termination of employment by Mr. Coradino for “good reason,” as each of those terms is defined in his employment agreement. Unvested restricted shares also vest for Mr. Coradino in the event of termination of employment due to death or disability. Vesting of restricted shares accelerate for Mr. Ventresca in the event of a termination of his employment by PREIT without “cause,” or a termination of employment by Mr. Ventresca for “good reason,” as each of those terms is defined in his employment agreement. Vesting of restricted shares accelerate for Messrs. Aristone and Ioannou and Mses. Crowell and Most in the event of a change of control of PREIT, or in the event of termination of employment due to death or disability.

2018 – 2020 RSU Payouts

In 2018, the executives were granted performance-based RSUs under the 2018-2020 Restricted Share Unit Program, which represented the right to earn common shares in the future depending on PREIT’s TSR for the three-year period ending 2020, with half of the award being determined based on the Company’s TSR relative to an index of other REITs and the other half of the award being determined based on the Company’s absolute TSR. As a result of PREIT’s TSR over the measurement period, no common shares were earned under the 2018-2020 Restricted Share Unit Program.

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2021 Compensation Decisions

Special Retention Bonuses

In an effort to ensure continuity and stability and to effectively incentivize and retain employees in light of the unprecedented challenges faced by the Company in 2020 and the continuing challenging operating environment, in February 2021, the Board approved special cash retention bonuses for certain employees in the aggregate amount of $2.75 million. The retention bonus amounts for the named executive officers are: Mr. Ventresca—$350,000; Mr. Aristone—$250,000; Ms. Crowell—$200,000; Mr. Ioannou—$250,000; and Ms. Most—$200,000. The retention bonuses will be earned and payable in two equal installments on April 1, 2022 and December 1, 2022, and, in all cases, payment is contingent upon continued employment by the Company on the payment date.

Share Ownership and Retention Guidelines

Our Board of Trustees has adopted trustee and executive officer share ownership and retention guidelines. These guidelines generally have been incorporated into our Corporate Governance Guidelines, which are available on our website, www.preit.com. Under the guidelines, (i) the Chief Executive Officer is required to own securities of PREIT having an aggregate dollar value equal to five times his base salary, (ii) any other named executive officer is to maintain an aggregate value equal to two times his or her respective base salary and (iii) each non-employee trustee is required to maintain an aggregate value equal to five times his or her respective base annual board retainer. Each named executive officer and each non-employee trustee is to be in compliance with the retention guidelines within five years after becoming such an officer or trustee. Unless and until the preceding ownership levels have been met, the guidelines state that each named executive officer shall retain 100% of the net shares received under an equity-based compensation plan. In 2018, the Company added an additional requirement, that all vesting time-based restricted shares and all shares ultimately awarded at the end of any measurement period under any RSU program, beginning with shares and RSUs granted in 2018, be held for a minimum one year after vesting.

Given recent declines in our share price, certain of our named executive officers and non-employee trustees (many of whom are still in their initial five-year grace period) are not currently in compliance with the above guidelines. We will continue to monitor compliance with these guidelines by our named executive officers and non-employee trustees as their substantial equity holdings are part of our overall goal of aligning their interests with the interests of our shareholders.

Recoupment Policy

We have adopted a policy on recoupment of performance-based compensation in the event of the restatement of our financial statements (also known as a “clawback” policy). The policy has been incorporated into our Corporate Governance Guidelines, which are available on our website, www.preit.com. The policy provides that if the intentional misconduct or fraud of a senior officer or former senior officer (including any of the named executive officers) causes or partially causes us to restate all or a portion of our financial statements, the Board of Trustees may, to the extent permitted by applicable law, require the repayment of a portion or all of any cash incentive award, vested restricted shares or other equity incentive-based compensation paid pursuant to grants made on or after January 1, 2008 to such senior officer or former senior officer and/or may cancel any unvested restricted shares, if (1) the amount or vesting of the incentive-based compensation was calculated based upon, or dependent on, the achievement of financial or operating results that were adversely affected by the restatement, and (2) the amount or vesting of the incentive-based compensation would have been less if the incentive compensation had been determined in light of the financial or operating results as restated.

Anti-Hedging and Anti-Pledging Policy

As described above in the section entitled “Employee, Officer and Trustee Hedging,” trustees and certain officers are prohibited from hedging their positions in our common shares. Trustees and certain officers are prohibited from holding positions in our securities in a margin account (subject to certain grandfathered exceptions), and may only pledge such securities to secure a loan with the prior approval of our Chief Compliance Officer, who must make a determination that the number and value of such securities is not significant relative to the number of outstanding securities of the applicable class, the market value or trading volume of such securities or the individual’s total holdings of our securities.

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  COMPENSATION

Severance Payments

Mr. Coradino’s and Mr. Ventresca’s employment agreements provide for severance payments (including vesting of shares) upon a termination of employment. Messrs. Aristone and Ioannou and Mses. Crowell and Most do not have employment agreements with the Company; however, severance provisions for Messrs. Aristone and Ioannou and Mses. Crowell and Most are provided in the Severance Plan, as modified by letter agreements with each. The severance arrangements applicable as of December 31, 2020 are described under “2020 Executive Compensation—Termination or Change of Control Arrangements” beginning on page 49. The severance arrangements are designed to discourage named executive officers from voluntarily terminating their employment to accept other employment opportunities. In the case of a possible change of control, the severance arrangements also serve to encourage named executive officers to remain focused on their duties during a period of uncertainty. A so-called “double trigger” requirement applies to severance payable on account of a termination of employment in connection with a change of control for named executive officers. Accordingly, there must be both a change of control (as defined in the applicable employment agreement) and a timely termination of the named executive officer’s employment in order for any severance payments to be made to those officers, although all restricted shares will vest upon a change in control, and shares will become payable under RSU programs, if at all, based on our TSR performance through the date of the change in control and shares will become payable under the OPUs, if at all, based upon achievement of the performance goals the last day of the calendar quarter prior to the calendar quarter in which the change of control occurs. The function of a double trigger on cash severance payments is to encourage the named executive officers to remain in our employment or in the employment of our successor in the event that the acquiror does not alter the material conditions of employment as reflected by the events that would give rise to a good reason termination.

In the event of a termination of employment without cause or for good reason within specified periods before or after a change of control, none of the named executive officers, has the right to receive any reimbursement for excise tax payments that may arise under Section 4999 of the Internal Revenue Code of 1986 (the “Code”).

Share Trading Restrictions

Officers and trustees are subject to “blackout” restrictions that prohibit trading in our securities beginning ten days prior to the end of a fiscal quarter and ending on the third business day after the public release of the results for the fiscal period, unless purchases and sales are made under a plan complying with Rule 10b5-1 under the federal securities laws.

Non-Qualified Retirement Plans

An unfunded, non-qualified retirement plan has been established for each of Mr. Coradino and Mr. Ventresca. A specified sum that varies under each plan is credited to each account at the beginning of the year. The amount credited to each account is based on the employment agreement between the Company and each of Mr. Coradino and Mr. Ventresca, and such required annual contribution is set forth in footnote (4) to the Summary Compensation Table. Interest has accrued on the credited amounts at 10% compounded annually, although for Mr. Coradino this accrual rate dropped to 5% beginning January 1, 2012 in connection with the negotiation and amendment of Mr. Coradino’s employment agreement in connection with him becoming our Chief Executive Officer. The account is payable to Mr. Coradino within 60 days of termination of employment irrespective of the cause for termination (subject to any required delay under Section 409A of the Code). The table on page 48 lists the amounts credited to the accounts of Mr. Coradino and Mr. Ventresca.

Timing of Equity Grants

Equity awards to our employees under our Long-Term Incentive Award programs described above are generally made at the Compensation Committee’s meeting that occurs in late January or early February of the calendar year. From time to time, that meeting and those decisions may be delayed until later in the first quarter. Based on the meeting schedule the past several years, these awards are made before the Company releases financial results for the prior fiscal year. We have no policy that times the granting of equity awards relative to the release of material non-public information. The Compensation Committee has never re-priced options, granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant, or granted options which are priced on a date other than the grant date. The Compensation Committee approves the value of the equity awards made to the participants and, consistent with our Amended and Restated 2018 Equity Incentive Plan, the number of restricted shares to be

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issued and RSUs to granted is determined based on the average of the closing prices of a common share on the NYSE for the 20 trading days ended on the last business day prior to meeting. All of our options are awarded at the closing price of our shares on the NYSE on the date the award is made.

Deferred Compensation

We do not offer a deferred compensation program under which our senior executives can elect to defer any portion of their cash compensation. We have permitted recipients of RSUs to defer receipt of the shares earned thereunder. As described above in the section entitled “Non-Qualified Retirement Plans,” we also provide non-elective deferred compensation, as specified in the employment agreements of certain of the named executive officers, which is based solely on employer contributions and credits.

No Perquisites

We do not provide significant perquisites or personal benefits to any of our named executive officers.

Benefits Generally Available to Employees

The named executive officers are entitled to participate in our 401(k) Plan, which is generally available to all of our employees. We match a portion of the contributions of the named executive officers up to specified limits on the same terms as apply to other employees. The named executive officers are also entitled to participate in various insurance programs generally available to our employees, including medical, dental, vision, disability and life insurance.

Accounting and Tax Considerations

The RSUs and restricted share grants for 2020 are subject to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. Under FASB ASC Topic 718, these equity classified awards are measured at grant date fair value determined as described in footnote (1) to the 2020 Summary Compensation Table and not subsequently remeasured. The grant date fair value of an equity-classified award is expensed in our statements of operations over the relevant service period. For tax purposes, however, the equity awards are not deductible prior to the date on which they vest (or in the case of RSUs, prior to the date that shares are issued in respect thereof). Irrespective of when payments are made, the amounts paid under the annual cash incentive opportunity awards were expensed in our statements of operations for the year during which the amounts were earned. The Compensation Committee is aware of the accounting and tax treatment accorded to the equity and cash awards and total cash compensation generally, but the treatment has not been a significant factor in our compensation programs or in the decisions of the Compensation Committee concerning the amount or type of equity award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the Compensation Committee’s review and discussion of the Compensation Discussion and Analysis with management, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE

EXECUTIVE COMPENSATION AND

HUMAN RESOURCES COMMITTEE OF THE

BOARD OF TRUSTEES

Michael J. DeMarco, Chair

George J. Alburger, Jr.

Charles P. Pizzi

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  COMPENSATION

2020 EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table shows information concerning the compensation recorded by PREIT for the two most recent fiscal years for PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph F. Coradino — Chief Executive Officer and Chairman of the Board of Trustees	2020	810,000	40,000	2,387,991	1,000,000	47,468	61,400	4,346,859
	2019	850,000	0	2,985,474	1,249,500	31,677	61,200	5,177,851

Mario C. Ventresca, Jr. — Executive Vice President and Chief Financial Officer	2020	429,000	21,000	594,928	286,875	2,950	46,400	1,381,153
	2019	405,600	34,965	446,926	319,410	0	11,200	1,218,101

Joseph J. Aristone — Executive Vice President, Leasing	2020	400,000	0	352,549	204,000	0	11,400	967,949
	2019	378,000	13,860	416,520	283,140	0	11,200	1,057,720

Heather Crowell — Executive Vice President, Strategy and Communications	2020	400,000	0	352,549	204,000	0	11,400	967,949

Andrew M. Ioannou — Executive Vice President, Finance and Acquisitions	2020	400,000	0	352,549	204,000	0	11,400	967,949
	2019	350,200	31,374	385,886	220,626	0	11,200	999,286

Lisa M. Most — Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	2020	400,000	0	352,549	204,000	0	11,400	967,949

(1)

The amounts shown in the Grant Date Fair Value of Stock Awards column represent the aggregate grant date fair value of stock awards granted during the year, as computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Generally, the aggregate grant date fair value is the amount that PREIT expects to expense in its financial statements over the award’s vesting schedule. The amounts shown reflect PREIT’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. Valuations with respect to awards of time-based restricted shares are reflected in the tables based on the average of the high and low sale prices of a PREIT common share on the date of grant. Valuations with respect to grants of performance-based awards are reflected in the tables as determined using a Monte Carlo simulation probabilistic valuation model. With respect to the performance-based RSUs, if the highest level of performance were to be achieved, then the number of shares that would be received in respect of such RSUs would be 240% of the number of RSUs granted (plus any additional RSUs deemed acquired as a result of reinvestment of amounts equal to dividends paid on an equivalent number of shares), and the grant date value of such awards (using the original stated value of the RSUs and not including any value attributable to RSUs deemed to be acquired in connection with the subsequent reinvestment of amounts equal to dividends paid on an equivalent number of shares) would have been as follows: Joseph F. Coradino—$2,828,576, Mario C. Ventresca, Jr.—$704,692, Joseph J. Aristone—$417,594, Heather Crowell—$417,594, Andrew M. Ioannou—$417,594, and Lisa M. Most—$417,594. See “—2020 Grants of Plan-Based Awards.” The number of shares the named executive officers actually receive, if any, in respect of the performance-based RSU awards will depend on achievement of certain operating performance objectives and PREIT’s TSR over the applicable measurement period compared to an index of other REITS. For information regarding significant factors, assumptions and methodologies used in

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our computations pursuant to Topic 718 with respect to awards of RSUs, which assumptions included no expirations without the issuance of any shares, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)

The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of amounts paid in respect of the annual incentive plan, as determined by the Compensation Committee in accordance with the plan and the awards thereunder; see “Compensation—Compensation Discussion and Analysis—Components of Executive Compensation—Cash Incentive Compensation.” The payments are generally made early in the following year. For 2020, these awards were made at 84% of the target level for Mr. Coradino and at 85% of the target level for the other named executive officers.

(3)

The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the above-market portion, which is the amount in excess of 120% of the applicable federal rate, of the interest earned on nonqualified deferred compensation plans of the named executive officers, which is credited at a rate of 5% compounded annually for Mr. Coradino, and 10% compounded annually for Mr. Ventresca. The other named executive officers do not participate in the supplemental executive retirement plan. The applicable federal rate for long term, annual compounding was 1.31% as of December 2020.

(4)	The amounts shown in 2020 All Other Compensation are comprised of the following:

	Non-Qualified Retirement Plan Company Contributions ($)	Qualified Plan – 401(k) Company Contributions ($)	Total All Other Compensation ($)
Joseph F. Coradino	50,000	11,400	61,400
Mario C. Ventresca, Jr.	35,000	11,400	46,400
Joseph J. Aristone	0	11,400	11,400
Heather Crowell	0	11,400	11,400
Andrew M. Ioannou	0	11,400	11,400
Lisa M. Most	0	11,400	11,400

Employment Agreements

Joseph F. Coradino

Joseph F. Coradino’s employment agreement with PREIT was amended effective June 7, 2012, in connection with Mr. Coradino’s appointment as the Chief Executive Officer of PREIT. The initial term of Mr. Coradino’s agreement was two years from June 7, 2012, automatically extending year-to-year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Mr. Coradino is entitled to participate in cash and equity incentive programs of PREIT as determined by the Compensation Committee. The annual credit to Mr. Coradino’s fully vested supplemental retirement account is $50,000 and the interest accruing on the account is 5% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Coradino or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Coradino or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. The agreement provides for the nomination of Mr. Coradino as a candidate for election to the Board of Trustees so long as his employment under the agreement has not terminated.

Mario C. Ventresca, Jr.

In connection with his appointment as the Chief Financial Officer of PREIT, Mario C. Ventresca, Jr. entered into an employment agreement with PREIT on March 5, 2020, which is effective as of January 1, 2020. The initial term of the agreement is one year from the effective date, automatically extending year-to-year thereafter unless the Company

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  COMPENSATION

gives notice to Mr. Ventresca at least 120 days in advance of any expiration date that the term will not be renewed. Mr. Ventresca is entitled to participate in cash and equity incentive programs of PREIT as determined by the Compensation Committee. PREIT is obligated to credit $35,000 per year to a supplemental retirement account that accrues interest at 10% per year, compounded annually.

Joseph J. Aristone

Joseph J. Aristone does not have a separate employment agreement with PREIT, though he generally participates in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. As an officer of PREIT Services, LLC, he participates in the Severance Plan, however, the amounts that Mr. Aristone would receive under that plan have been amended by a separate letter agreement entered into on May 8, 2013. The letter agreement relates specifically to severance benefits upon termination following a change of control and is discussed in “Termination or Change of Control Arrangements,” beginning on page 49.

Heather Crowell

Heather Crowell does not have a separate employment agreement with PREIT, though she generally participates in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. As an officer of PREIT Services, LLC, she participates in the Severance Plan, however, the amounts that Ms. Crowell would receive under that plan have been amended by a separate letter agreement entered into on February 24, 2014. The letter agreement relates specifically to severance benefits upon termination following a change of control and is discussed in “Termination or Change of Control Arrangements,” beginning on page 49.

Andrew M. Ioannou

Andrew M. Ioannou does not have a separate employment agreement with PREIT, though he generally participates in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. As an officer of PREIT Services, LLC, he participates in the Severance Plan, however, the amounts that Mr. Ioannou would receive under that plan have been amended by a separate letter agreement entered into on May 8, 2013. The letter agreement relates specifically to severance benefits upon termination following a change of control and is discussed in “Termination or Change of Control Arrangements,” beginning on page 49.

Lisa M. Most

Lisa M. Most does not have a separate employment agreement with PREIT, though she generally participates in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. As an officer of PREIT Services, LLC, she participates in the Severance Plan, however, the amounts that Ms. Most would receive under that plan have been amended by a separate letter agreement entered into on December 21, 2017. The letter agreement relates specifically to severance benefits upon termination following a change of control and is discussed in “Termination or Change of Control Arrangements,” beginning on page 49.

Named Executive Officers Generally

The employment agreements for Joseph F. Coradino and Mario C. Ventresca, Jr. also provide for certain severance and other benefits upon certain terminations of employment, as well as certain non-competition/non-solicitation obligations of the executive. The Severance Plan and related letter agreements for Messrs. Aristone and Ioannou and Mses. Crowell and Most similarly provide for certain severance and other benefits upon termination of employment. See “Termination or Change of Control Arrangements,” beginning on page 49, for a description of all such benefits and obligations.

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2020 Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made by PREIT in 2020 to PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph F. Coradino	Annual Incentive	2020	595,000	1,190,000	2,380,000
	RSUs	2/24/2020				172,484	344,968	689,936		1,178,573
	Restricted Shares	2/24/2020							344,968	1,209,417
		Total	595,000	1,190,000	2,380,000	172,484	344,968	689,936	344,968	2,387,991
Mario C. Ventresca, Jr.	Annual Incentive	2020	168,750	337,500	675,000
	RSUs	2/24/2020				42,972	85,943	171,886		293,622
	Restricted Shares	2/24/2020							85,943	301,306
		Total	168,750	337,500	675,000	42,972	85,943	171,886	85,943	594,928
Joseph J. Aristone	Annual Incentive	2020	120,000	240,000	480,000
	RSUs	2/24/2020				25,465	50,929	101,858		173,997
	Restricted Shares	2/24/2020							50,929	178,551
		Total	120,000	240,000	480,000	25,465	50,929	101,858	50,929	352,549
Heather Crowell	Annual Incentive	2020	120,000	240,000	480,000
	RSUs	2/24/2020				25,465	50,929	101,858		173,997
	Restricted Shares	2/24/2020							50,929	178,551
		Total	120,000	240,000	480,000	25,465	50,929	101,858	50,929	352,549
Andrew M. Ioannou	Annual Incentive	2020	120,000	240,000	480,000
	RSUs	2/24/2020				25,465	50,929	101,858		173,997
	Restricted Shares	2/24/2020							50,929	178,551
		Total	120,000	240,000	480,000	25,465	50,929	101,858	50,929	352,549
Lisa M. Most	Annual Incentive	2020	120,000	240,000	480,000
	RSUs	2/24/2020				25,465	50,929	101,858		173,997
	Restricted Shares	2/24/2020							50,929	178,551
		Total	120,000	240,000	480,000	25,465	50,929	101,858	50,929	352,549
(1)

The amounts shown under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the potential threshold, target and outperformance awards under the 2020 annual cash incentive compensation plan based on specified corporate performance metrics.

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  COMPENSATION

(2)

The numbers shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the number of shares issuable in connection with the RSUs, not including RSUs resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. See “Performance-based Programs—Restricted Share Unit (“RSU”) Program”. The recipient is not entitled to any voting rights in connection with the RSUs. See “Compensation Discussion and Analysis” for a discussion of the objectives of the RSUs. The number of shares the named executive officers actually receive, if any, in respect of the performance-based RSU awards will depend on achievement of certain operating performance objectives and PREIT’s TSR over the applicable measurement period compared to an index of other REITS. If the measurement periods had ended on December 31, 2020, PREIT would not have met the objectives for payout under the performance-based awards granted in 2019 or 2020.

(3)

The numbers shown under All Other Stock Awards represent the number of time-based restricted shares granted under PREIT’s Amended and Restated 2018 Equity Incentive Plan. These shares will vest in three equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. During the period that the restricted shares have not vested, the recipient is entitled to vote the shares and to receive an amount equal to the dividends that would have been paid on the shares if they were vested. PREIT made cash distributions to all holders of common shares of $0.23 per share in 2020.

(4)

The amounts shown in the Grant Date Fair Value of Stock and Option Awards column represent the fair value of the awards on the date of grant, as computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Valuations with respect to grants of performance-based awards are reflected in the tables as determined using a Monte Carlo simulation probabilistic valuation model. The number of shares the named executive officers actually receive, if any, in respect of the performance-based RSU awards will depend on achievement of certain operating performance objectives and PREIT’s TSR over the applicable measurement period compared to an index of other REITS. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718 with respect to grants of RSUs, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Valuations with respect to awards of time-based restricted shares are reflected in the tables based on the average of the high and low sale prices of a PREIT common share on the date of grant.

Performance-Based Programs

Restricted Share Unit (“RSU”) Programs

In 2018, 2019 and 2020, the Compensation Committee made awards in the form of market-based performance contingent restricted share units, or RSUs, under the 2018-2020 Restricted Share Unit Program (for grants made in 2018), the 2019-2021 Restricted Share Unit Program (for grants made in 2019), and the 2020-2022 Restricted Share Unit Program (for grants made in 2020).

The RSUs represent the right to earn common shares in the future depending on PREIT’s total shareholder return, or TSR, for the three year period (the “Measurement Period”) ended December 31, 2020 (for grants made in 2018) and ending December 31, 2021 (for grants made in 2019) relative to the TSR for the applicable Measurement Period of the component companies in a specified REIT Index (the “Index”) for those periods. In the case of the RSU awards made in 2018, only one-half of the award was based on the Company’s TSR relative to the Index, with the other one-half of the RSU award being based on the Company’s absolute level of TSR at certain thresholds. Dividends paid by PREIT during the Measurement Period are deemed to be invested in additional RSUs for the account of the named executive officer at the 20-day average closing price of a share of PREIT ending on the dividend payment date. If TSR is equal to or above the 25th percentile of companies in the Index during the Measurement Period, the RSUs based on the Company’s TSR relative to the Index (including RSUs resulting from reinvestment of amounts equal to dividends) will vest and there will be issued a number of shares ranging from 50% up to a maximum of 200% (at or above the 75th percentile of companies in the Index) of the number of RSUs. The RSUs tied to the Company’s absolute level of TSR are eligible to vest based on an award multiplier ranging from 0% (if such absolute level of TSR is below 15%), in which case no RSUs tied to this measurement vest, to 200% (if such absolute level of TSR is equal to 35% or more).

The RSUs granted in 2020 vest, and shares are issued, based upon PREIT’s performance in certain operating performance measures and a modification based on the TSR of PREIT over the three-year period beginning January 1, 2020 and ending on the earlier of December 31, 2022 or the date of a change in control of PREIT (the “Measurement Period”). The TSR modifier depends on PREIT’s TSR performance over the Measurement Period relative to the TSR of the Index REITS.

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Operating Performance Measures: The preliminary number of common shares to be issued by PREIT with respect to the RSUs under the 2020 – 2022 Restricted Share Unit Program awarded is based on a multiple determined by achievement of two operating performance measures during the Measurement Period, consisting of the three-year core mall non-anchor occupancy and the three-year fixed charge coverage ratio, which are each weighted 50%. For all participants, the minimum performance level will have a 0.5 multiplier, the target performance level will have a 1.0 multiplier and the maximum performance level will have a 2.0 multiplier.

TSR Modifier: The preliminary number of common shares to be issued by PREIT with respect to the RSUs awarded as determined under the operating performance goals will be adjusted, upwards or downwards, depending on PREIT’s TSR for the Measurement Period relative to the performance of the Index REITs.

•	If PREIT’s TSR performance over the Measurement Period is below the 25th percentile of the Index REITs, then 80% of the preliminary number of shares will be earned.

•

If PREIT’s TSR during the Measurement Period is equal to or above the 25th percentile of the Index REITs, then a number of shares ranging from 80% up to 100% (at the 50th percentile) or a maximum of 120% (at the 75th percentile and greater) of the preliminary number of shares will be earned (as set forth in the subsequent bullet).

•

If PREIT’s TSR during the Measurement Period is above the 25th percentile of the Index REITs, and below the 50th percentile, then the adjustment to the preliminary number of shares earned will be determined by linear interpolation between 80% at the 25th percentile and 100% at the 50th percentile.

•

If PREIT’s TSR during the Measurement Period is above the 50th percentile of the Index REITs, and below the 75th percentile, then the adjustment to the preliminary number of shares earned will be determined by linear interpolation between 100% at the 50th percentile and 120% at the 75th percentile (as set forth in the subsequent bullet).

•	If PREIT’s TSR during the Measurement Period is equal to or above the 75th percentile of the Index REITs, then a number of shares equal to 120% of the preliminary number of shares will be earned.

If the Company fails to achieve the performance operating targets, there will be no payout under the awards, regardless of relative TSR performance.

The Measurement Periods for the 2019-2021 RSU Program and the 2020 – 2022 RSU Program are still in progress; accordingly, it cannot yet be determined what portion, if any, of the RSUs granted under those programs will be earned.

If, prior to the last day of the Measurement Period, the named executive officer’s employment is terminated by PREIT for a reason other than cause or by the named executive officer for good reason or because of the death or disability of the named executive officer, the named executive officer will remain eligible to receive shares under the program as if his employment had not terminated. If the named executive officer’s employment is terminated for any other reason, the named executive officer will forfeit all of the RSUs.

Outperformance Units (“OPU”)

In 2019, the Compensation Committee also made awards in the form of performance-contingent outperformance units, or OPUs as part of the time-based restricted share awards (and not as separate awards). The OPUs represent the right to receive additional shares tied to a multiple of the participant’s time-based restricted share award if the Company achieves certain specified operating outperformance metrics over the Measurement Period. The metrics are comprised of (i) Same Store Sales, (ii) Leased Department Store Boxes, and (iii) Cumulative FFO per share, each equally weighted. The Compensation Committee approved minimum, target, above target and maximum outperformance levels for each metric. The minimum performance level have a 0.5 multiplier, the target outperformance level have a 1.0 multiplier, and the above target and maximum outperformance levels will have 1.5 or 2.0 and 2.0 or 3.0 multiplier (as determined by the Compensation Committee for a participant). The 2019 target performance levels for each operating performance metric were as follows: (i) Same Store Sales—$536 per square foot; (ii) Leased Department Store Boxes—90%; and (iii) Cumulative FFO per share— FFO amount per 2019-2021 Business Plan approved by the Board of Trustees +2.5%, equating to Cumulative FFO per share of $4.03.

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  COMPENSATION

Achievement of the metrics is measured over a three-year period. If any shares are issued in respect of the OPUs at the end of the three-year measurement period, 50% will be issued without any further vesting requirements, 25% will be subject to an additional one-year vesting requirement, and 25% will be subject to an additional two-year vesting requirement. Dividend equivalents on the Company’s common shares accrue on any awarded OPUs and are credited to “acquire” more OPUs at the 20-day average closing price per common share ending on the dividend payment date, but will vest only if performance measures are achieved. The Measurement Period for the OPUs is still in progress, so it cannot be determined what portion of the OPUs granted under the program will be earned.

In the event of termination of employment due to retirement, by the employee for “good reason”, by the Company without cause, or due to death or disability, prior to the end of the Measurement Period, the named executive officers will be deemed to have earned the number of OPUs based on the level of achievement of the performance goals achieved as of the end of the calendar quarter prior to the calendar quarter in which the termination of employment occurs, prorated for the number of days in the Measurement Period prior to the termination, and the earned OPUs will fully vest and the named executive officers will be issued a number of shares equal to the number of vested OPUs. If such a termination of employment occurs at or after the Measurement Period, vesting of the restricted shares issued in respect of any earned OPUs will be accelerated for any not yet fully vested.

In the event of a termination of employment for any other reason prior to December 31, 2021, all unearned OPUs and any unvested shares issued in respect of earned OPUs will be forfeited.

All Performance-Based Programs

Except if there is a change of control, participants may elect to defer delivery of all or a portion of the shares to be awarded to such participant pursuant to these performance-based programs until separation from service or a specified date chosen by the participant. If a participant elects to defer delivery until separation from service, PREIT must deliver the shares to participants who are “specified employees,” as defined in Section 409A of the Code, upon the earlier of six months after separation from service or death. Participants who elect to defer delivery of their shares will have dividend equivalents credited on their deferred shares which will be reinvested in notional shares (on which dividend equivalents will also be credited and so reinvested). A participant who has elected to defer delivery of his or her shares may elect to receive the shares prior to the scheduled delivery date in the event of an unforeseeable emergency.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table shows information concerning outstanding equity awards at December 31, 2020, including both awards subject to market-based performance conditions and time-based awards, made by PREIT to its Chief Executive Officer, Chief Financial Officer and other named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph F. Coradino	513,208	513,208	565,107	565,107
Mario C. Ventresca, Jr.	111,246	111,246	103,450	103,450
Joseph J. Aristone	74,462	74,462	80,380	80,380
Heather Crowell	69,462	69,462	69,224	69,224
Andrew M. Ioannou	72,823	72,823	76,528	76,528
Lisa M. Most	69,581	69,581	69,224	69,224

(1)

The numbers shown under Number of Shares or Units of Stock That Have Not Vested represent the number of time-based restricted shares granted under PREIT’s Amended and Restated 2018 Equity Incentive Plan. These shares will vest in three equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. The vesting dates of the shares shown in this column are as follows:

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Vesting Date	Joseph F. Coradino	Mario C Ventresca, Jr.	Joseph J. Aristone	Heather Crowell	Andrew M. Ioannou	Lisa M. Most
2/16/2021	217,381	44,094	31,323	28,280	30,360	28,399
2/15/2022	180,838	38,505	26,163	24,206	25,487	24,206
2/15/2023	114,989	28,647	16,976	16,976	16,976	16,976
Total	513,208	111,246	74,462	69,462	72,823	69,581

(2)	The market value of shares is based upon the closing market price per share of PREIT’s common shares as of December 31, 2020 of $1.00.

(3)

The amounts shown under Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested represent (i) the aggregate of the number of RSUs, including RSUs “acquired” as a result of the application of dividends deemed credited to the account of the named executive officer, as well as (ii) the aggregate number of OPUs, including OPUs “acquired” as a result of the application of dividends deemed credited to the account of the named executive officer. The amount shown represents the percentage of RSUs that will be earned and delivered as shares under the 2019 RSU plan, assuming PREIT’s TSR is at the threshold level, the number of OPUs that will be earned and delivered under the 2019 OPU plan, assuming achievement of the operating outperformance measures at the target level, and the 2020 RSU Plan, assuming RSUs at threshold and OPUs at target. No shares are included with respect to the 2018-2020 RSU plan as the performance criteria was not satisfied and no shares were issued. The actual number of shares issued in connection with earned RSUs or OPUs will be determined based on achievement of performance-based measures through the end of the applicable performance period.

The vesting dates of the RSUs and the restricted shares issued upon completion of the measurement period OPUs shown in this column are as follows:

Vesting Date	Joseph F. Coradino		Mario C. Ventresca, Jr.	Joseph J. Aristone	Heather Crowell	Andrew M. Ioannou	Lisa M. Most
RSUs
12/31/2021	125,169		18,738	17,463	13,744	16,179	13,744
12/31/2022	189,603		47,236	27,992	27,992	27,992	27,992
OPUs
12/31/2021	125,167	(1)	18,738	17,463	13,744	16,179	13,744
12/31/2022	62,584	(1)	9,369	8,731	6,872	8,089	6,872
12/31/2023	62,584	(1)	9,369	8,731	6,872	8,089	6,872
Total	565,107		103,450	80,380	69,224	76,528	69,224

(1)

OPUs were granted as part of the restricted share awards (and not as separate awards) in 2019. The target level presented represents the application of a 1.0 multiplier to the number of restricted shares issued to such named executive officer. For the OPUs, achievement of the metrics will be measured over a three-year period ending on December 31, 2021. If any shares are issued in respect of the OPUs at the end of the three-year measurement period, 50% will be issued without any further vesting requirements, 25% will be subject to an additional one-year vesting requirement, and 25% will be subject to an additional two-year vesting requirement.

    2021 Proxy Statement    47

  COMPENSATION

2020 Option Exercises and Stock Vested

The following table shows information concerning the 2020 issuance of shares in respect of performance-based RSUs and the 2020 vesting of restricted shares awarded to PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers. There were no share options exercised by PREIT’s Chief Executive Officer, Chief Financial Officer or other named executive officers in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Joseph F. Coradino	122,050	$451,890
Mario C. Ventresca, Jr.	19,021	$70,425
Joseph J. Aristone	17,586	$65,112
Heather Crowell	13,274	$49,147
Andrew M. Ioannou	16,453	$60,917
Lisa M. Most	13,203	$48,884

(1)	The amounts shown in the Number of Shares Acquired on Vesting column represent the vesting of time-based restricted shares. No shares were issued in association with the 2018-2020 RSU plan.

Pension Benefits

None of our named executive officers participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us.

2020 Nonqualified Deferred Compensation

The following table shows information concerning contributions, earnings, distributions and balances under non-qualified defined contribution and other deferred compensation plans maintained for PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

Name	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Joseph F. Coradino	50,000	69,236	—	1,453,958
Mario C. Ventresca, Jr.	35,000	3,500	—	38,500
Joseph J. Aristone	—	—	—	—
Heather Crowell	—	—	—	—
Andrew M. Ioannou	—	—	—	—
Lisa M. Most	—	—	—	—

(1)	The amounts reported in the Other column are reported in the Summary Compensation Table under All Other Compensation.

(2)

The above-market portions of the amounts reported in this column are included in the Summary Compensation Table under Change in Pension Value and Nonqualified Deferred Compensation Earnings, to the extent they exceed 120% of the prevailing long term applicable federal rate.

(3)

Of the amounts reported, the following were previously reported as compensation to the respective named executive officers in the Summary Compensation Table prior to 2020: Joseph F. Coradino ($999,868), Mario C. Ventresca, Jr. ($0.00).

48    2021 Proxy Statement

  COMPENSATION

See “—Employment Agreements” for a description of the material terms of the supplemental retirement plans of the named executive officers.

Termination or Change of Control Arrangements

Following is a summary of the arrangements that provide for payment to our named executive officers at, following or in connection with any termination, including resignation, severance, retirement or constructive termination, or in connection with a change of control or a change in the named executive officer’s responsibilities.

In connection with any actual termination of employment or change of control transaction, however, we may decide to enter into an agreement or establish an arrangement providing different or additional amounts, or altering the terms of the benefits described below.

Termination by Us Without Cause, Termination by a Senior Executive for Good Reason or Our Election Not to Renew the Employment Agreement Not Associated with a Change in Control.

If we terminate Joseph F. Coradino’s employment for a reason other than for “cause,” which is generally defined to include fraud in connection with his employment, theft of PREIT funds, acts which are grounds for termination under our Code of Business Conduct and Ethics, indictment for a crime of moral turpitude, breach of confidentiality or non-competition obligations, continued failure to perform duties 30 days after a written demand specifying the nature of the failure, or repeated abuse of alcohol or drugs, or if he terminates his employment with us for “good reason,” which includes PREIT’s material breach of its obligations to him under his employment agreement, a material change in the geographic location at which he provides services, or a material diminution in his authority, duties or responsibilities (in each case, after 30 days written notice and failure to cure); and he is not nominated for election as a trustee, then:

•	He will be entitled to (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement; and

•

a cash lump sum severance payment equal to 1.1 times the sum of (x) his then-current base salary (such amount being discounted to present value) plus (y) an amount calculated by multiplying such then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years;

•	he and his spouse, if any, and dependents will continue to receive medical benefits for two years to the extent PREIT was paying for such benefits prior to such termination; and

•	the vesting of any restricted shares.

If we terminate Mario C. Ventresca, Jr.’s employment for a reason other than for “cause,” which is generally defined to include fraud in connection with his employment, theft of PREIT funds, acts which are grounds for termination under our Code of Business Conduct and Ethics, indictment for a crime of moral turpitude, breach of confidentiality or non-competition obligations, continued failure to perform duties 30 days after a written demand specifying the nature of the failure, or repeated abuse of alcohol or drugs, or if he terminates his employment with us for “good reason,” which includes PREIT’s material breach of its obligations to him under his employment agreement, a material change in the geographic location at which he provides services, or a material diminution in his authority, duties or responsibilities (in each case, after 30 days written notice and failure to cure), then:

•	He will be entitled to (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement;

•

a cash lump sum severance payment equal to the sum of (x) his then-current base salary (such amount being discounted to present value) plus (y) an amount calculated by multiplying such then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years;

•	he and his spouse, if any, and dependents will continue to receive medical benefits for a period of 12 months to the extent PREIT was paying for such benefits prior to such termination; and

•	the vesting of any restricted shares.

    2021 Proxy Statement    49

  COMPENSATION

Each of Joseph J. Aristone, Heather Crowell, Andrew M. Ioannou and Lisa M. Most is an executive officer of the Company. None of these officers had an employment agreement with the Company during 2020, but each was covered by the Severance Plan. Under this plan, if Mr. Aristone, Ms. Crowell, Mr. Ioannou or Ms. Most is terminated other than for cause or he/she resigns for “good reason,” he/she would receive (A) payment in the amount equal to the greater of (i) 16 weeks of salary or (ii) four weeks of salary plus two weeks of salary for each year of service credited to him/her under the plan, plus (B) a pro-rated bonus amount equal to the average of the last two bonuses that he received prior to his/her termination date multiplied by the portion of the year worked prior to termination, as set forth in the plan. The following table summarizes eligibility for continued salary payments and COBRA coverage, subject to eligibility and election, upon termination of such executive officers other than for cause.

Name	Years of Service Credited Under the Plan	Weeks of Pay for Termination Other than For Cause	Weeks of Pay for COBRA Premiums for Medical and Dental Coverage
Joseph J. Aristone	25	52	52
Heather Crowell	15	34	34
Andrew M. Ioannou	19	42	42
Lisa M. Most	20	44	44

As described in the Severance Plan, “good reason” means resigning because the employee declines to relocate to a new principal office that is more than 50 miles from his or her primary residence and at least 20 miles further from such residence than the employee’s current principal office.

Termination by Us for Cause

If we terminate the employment of Mr. Coradino or Mr. Ventresca for cause, then:

•	PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under his employment agreement;

•	he and his spouse and dependents will have rights under PREIT’s health plans as provided by COBRA; and

•

he will not engage in, have an interest in or in any way be affiliated with any entity that engages within 25 miles of any property owned by PREIT in any activity that competes with the activity of PREIT for one year following such termination.

Mr. Aristone, Ms. Crowell, Mr. Ioannou and Ms. Most will not receive any benefits under the Severance Plan if they are terminated for cause.

Death or Disability

Under our employment agreement with Mr. Coradino, if he dies during the term of his employment agreement, or if he is unable to perform his duties for 120 days during any 150-day period (“disability”) and PREIT elects to terminate his employment, then:

•	He will be entitled to (less applicable withholding taxes):

•

in the case of disability, a cash lump sum payment equal to two times the sum of (x) his then-current base salary minus (y) amounts reasonably projected to be paid to him under disability insurance policies for the 24-month period immediately following termination of his employment (such amounts being discounted to present value);

•	in the case of death, his base salary for a period of 24 months, paid in accordance with PREIT’s normal payroll practices;

•	all earned but unpaid amounts under the employment agreement;

•

if PREIT achieves its specified performance target(s), the pro rata portion of any amount payable under the annual cash incentive plan with respect to the year of termination that he would have earned had he remained employed with us;

50    2021 Proxy Statement

  COMPENSATION

•	the vesting of all unvested restricted shares that vest solely based on the passage of time and his continued employment; and

•

he, his spouse and dependents will continue to receive medical benefits for the 24-month period immediately following termination of his employment to the extent PREIT was paying for such benefits prior to such death or disability.

If Mr. Ventresca dies during the term of his employment agreement, or if he is unable to perform his duties for 120 days during any 150-day period (“disability”) and PREIT elects to terminate his employment, then:

•	He will be entitled to (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement;

•

if PREIT achieves its specified performance target(s), the pro rata portion of any amount payable under the annual cash incentive plan with respect to the year of termination that he would have earned had he remained employed with us; and

•

he, his spouse and dependents will continue to receive medical benefits for the 12-month period immediately following his termination of employment to the extent PREIT was paying for such benefits prior to such death or disability.

Mr. Aristone, Ms. Crowell, Mr. Ioannou and Ms. Most will not receive benefits under the Severance Plan in event of death, but:

•	all unvested restricted shares that vest solely based on the passage of time and continued employment will vest; and

•	if any of them had begun to receive severance benefits at the time of death, the remaining amounts due would be paid in a lump sum to that person’s estate.

Voluntary Termination

If Mr. Coradino or Mr. Ventresca voluntarily terminates his employment, PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under his employment agreement, and he will have rights under PREIT’s health plans as provided by COBRA. If Mr. Coradino or Mr. Ventresca voluntarily terminates his employment with PREIT (other than for Good Reason), he will not engage in, have an interest in or in any way be affiliated with any entity that engages, within 25 miles of any property owned by PREIT, in any activity which competes with the activities of PREIT or its affiliates for one year following such termination.

If Mr. Aristone, Ms. Crowell, Mr. Ioannou or Ms. Most voluntarily terminate their employment without good reason, they are not entitled to any benefits under the Severance Plan.

Restricted Share Unit Programs

Under the Company’s performance-based equity programs, if any named executive officer is terminated by PREIT for a reason other than for “cause” or by the executive for “good reason” or because of death or disability, the named executive officer will remain eligible to receive shares under the applicable Restricted Share Unit Program as if his employment had not terminated. If the named executive officer’s employment is terminated for any other reason, he/she forfeits his/her RSUs.

Outperformance Unit Program

In the event of termination of employment due to retirement, by the employee for “good reason”, by the Company without cause, or due to death or disability, prior to the end of the Measurement Period, the named executive officers will be deemed to have earned the number of OPUs based on the level of achievement of the performance goals achieved as of the end of the calendar quarter prior to the calendar quarter in which the termination of employment occurs, prorated for the number of days in the Measurement Period prior to the termination, and the earned OPUs will fully vest and the named executive officers will be issued a number of shares equal to the number of vested OPUs. If such a termination of employment occurs at or after the Measurement Period, vesting of the restricted shares issued in respect of any earned OPUs will be accelerated for any not yet fully vested.

    2021 Proxy Statement    51

  COMPENSATION

In the event of a termination of employment for any other reason prior to December  31, 2021, all unearned OPUs and any unvested shares issued in respect of earned OPUs will be forfeited.

Change of Control

If there is a change of control of PREIT, then:

•

the measurement period for any outstanding RSUs would end on the date of the change of control, and shares underlying such awards will become payable, if at all, based on our relative TSR performance through that date;

•	any restricted shares will vest; and

•

the measurement period for any outstanding OPUs would end on the date of the change of control, and the participants would be deemed to have earned the number of OPUs based on the level of performance goals achieved as of the calendar quarter end prior to the calendar quarter in which the change of control occurs, prorated for the number of days in the measurement period prior to the change of control, and such OPUs will be fully vested and the participants will be issued a number of shares equal to the number of the vested OPUs. Any restricted shares previously issued in respect of any earned OPUs that are not already vested will become fully vested.

Mr. Coradino’s employment agreement provides that his stock grants and stock options awards vest and become exercisable upon a change of control without regard to termination of employment. However, under the Company’s equity incentive plans, a change of control, by definition, terminates the measurement period and results in the performance-based awards vesting and paying out in accordance with the plan, and time-based restricted shares vest. Accordingly, this provision has no practical effect under the Company’s current equity incentive plans.

If the employment of Mr. Coradino is terminated within six months before or 12 months after a change of control of PREIT without “cause” (including our election not to renew the agreement), or by him for “good reason,” then:

•	He will be entitled to (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement;

•

a lump sum cash payment equal to three times the sum of (x) his then-current base salary (discounted to present value if such termination occurs within six months before the change of control), plus (y) an amount calculated by multiplying the then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years; and

•	the executive, his spouse and dependents will continue to receive medical benefits for two years to the extent PREIT was paying for such benefits prior to termination.

If the employment of Mr. Ventresca is terminated within six months before or 12 months after a change of control of PREIT without “cause” (including our election not to renew the agreement), or by him for “good reason,” then:

•	He will be entitled to (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement;

•

a lump sum cash payment equal to two times the sum of (x) his then-current base salary (discounted to present value if such termination occurs within six months before the change of control), plus (y) an amount calculated by multiplying the then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years; and

•	the executive, his spouse and dependents will continue to receive medical benefits for 12 months to the extent PREIT was paying for such benefits prior to termination.

If Mr. Aristone, Ms. Crowell, Mr. Ioannou or Ms. Most is terminated in connection with a change of control because (i) he/she is not offered a position with the successor company, (ii) he/she declines an offered position that is more than 50 miles from his/her primary residence (and at least 20 miles further from such residence than his/her current principal office), or (iii) he/she declines a position because the base salary of the position is less than the then-current base salary and/or the position does not include participation in a comparable bonus program, then PREIT will pay him/her (less applicable withholding taxes) an amount equal to 104 weeks of salary, plus an amount equal to the average of the last two bonuses that he/she received prior to his/her termination date, multiplied by two. In addition, if Mr. Aristone, Ms. Crowell, Mr. Ioannou or Ms. Most is eligible for and elects to receive COBRA coverage, the Company will pay his/her premiums for medical and dental coverage for 52 weeks.

52    2021 Proxy Statement

  COMPENSATION

All Terminations of Employment

As described above under “—Employment Agreements,” the amounts credited to the supplemental retirement plan of Mr. Coradino as of December 31, 2004 (plus earnings thereon) are payable within 60 days of the termination of employment for any reason. The amounts credited to the supplemental retirement plan of Mr. Coradino on and after January 1, 2005 are payable within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Equity Compensation Plans

The following table summarizes PREIT’s equity compensation plans as of December 31, 2020:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans(1)(3)
Equity compensation plans approved by shareholders	5,000	(2)	$20.40	2,317,000
Equity compensation plans not approved by shareholders	0		0	0
Total	5,000	(2)	$20.40	2,317,000

(1)	Does not include shares reflected in the column entitled “Number of shares to be issued upon exercise of outstanding options, warrants and rights.”

(2)

Does not include 1,229,856 RSUs (reflected at target) or 570,599 OPUs (reflected at target) awarded under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan or the 2018 Equity Incentive Plan that were outstanding and unvested at December 31, 2020. The actual number of shares issued in connection with earned RSUs or OPUs will be determined based on achievement of performance-based measures and, accordingly, these could pay out at a number of shares from 0% to 200% of this represented target for the RSUs (0% to 240% for RSUs granted in 2020) and 0% to 300% of this represented target for the OPUs (which target represents the application of a 1.0 multiplier to the number of restricted shares issued with OPUs attached to them).

(3)

Includes 2,098,924 shares available for awards under PREIT’s 2018 Equity Incentive Plan as of December 31, 2020, including shares that might become issuable pursuant to the Company’s RSU programs or pursuant to OPUs, and 218,076 shares available for issuance under PREIT’s Employee Share Purchase Plan. This number has not been reduced by 1,229,856 RSUs (reflected at target) or 570,599 OPUs (reflected at target) awarded under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan or the 2018 Equity Incentive Plan that were outstanding and unvested at December 31, 2020.

    2021 Proxy Statement    53

  COMPENSATION

Pay Ratio Disclosure

The Company and its Board of Trustees both believe that the Company’s compensation program must be consistent and equitable in order to motivate our employees to perform in a manner that maximizes shareholder value. Internal pay equity is important to us and we believe it is imperative to review the relationship between the pay our executive officers receive and the pay our non-managerial employees receive. In connection with this, we made and reviewed a comparison of the annual total compensation of our employees to that of the annual total compensation of our Chairman and Chief Executive Officer, Joseph F. Coradino, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations of the SEC.

For 2020, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer), was $81,607; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $4,346,859.

Based on this information, for 2020 the ratio of the annual total compensation of Mr. Coradino, our Chairman and Chief Executive Officer, to the median of the total compensation of all employees was 53 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with the applicable SEC disclosure rules.

Methodology

To identify the median of annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and material assumptions, adjustments and estimates that we used were as follows.

1.

We determined the annual total compensation of each employee of the Company that was active as of December 31, 2020, as would have been calculated if that employee appeared on the Summary Compensation Table.

2.	Because the Company had a total of 169 employees (excluding the Chief Executive Officer) the “median employee” was determined to be the 85th highest paid employee.

3.

The annual total compensation of the median employee used in the calculation above is the annual total compensation of the 85th highest paid employee. That average was then used as the denominator, and the annual total compensation of our Chief Executive Officer, as reported on the Summary Compensation Table, was used as the numerator, to generate the ratio provided above.

54    2021 Proxy Statement

AUDIT

PROPOSAL THREE—Ratification of Selection of Independent Auditor

The Audit Committee of the Board of Trustees has selected KPMG LLP (“KPMG”) as PREIT’s independent auditor to perform the audit of our financial statements for 2021. KPMG is a registered independent public accounting firm and served as our independent auditor for the year ended December 31, 2020. A representative of KPMG is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will be given an opportunity to make a statement, if the representative so desires.

Although shareholder ratification of our selection of KPMG as our independent auditor is not required by our by-laws or otherwise, the Board of Trustees is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Despite ratification, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of PREIT. If KPMG is not ratified, the Audit Committee, in its discretion, may select as our independent auditor any registered public accounting firm that it determines would be in the best interest of PREIT.

Board Recommendation

The Audit Committee of our Board of Trustees recommends that shareholders vote FOR the ratification of PREIT’s selection of KPMG as PREIT’s independent auditor to perform the audit of our financial statements for 2021.

Audit Committee Report

PREIT’s Audit Committee is governed by an amended and restated charter that was originally approved and adopted by PREIT on April 14, 2004. The Board of Trustees has determined that all of the members of the Audit Committee are financially literate and independent under NYSE listing rules and independent under PREIT’s own independence guidelines. Each member of the Audit Committee also meets the SEC’s additional independence requirements for audit committee members. In addition, the Board of Trustees has determined that John J. Roberts and George J. Alburger, Jr. are both “audit committee financial experts,” as defined by SEC rules.

PREIT’s management has primary responsibility for PREIT’s financial statements. KPMG LLP, PREIT’s independent auditor for 2020, is responsible for expressing an opinion on the conformity of PREIT’s audited financial statements with generally accepted accounting principles. Before PREIT’s Annual Report on Form 10-K for the year ended December 31, 2020 was filed with the SEC, the Audit Committee reviewed and discussed with management and KPMG the audited financial statements of PREIT for the year ended December 31, 2020, which included the consolidated balance sheets of PREIT as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, equity and cash flows for each of the two years in the two-year period ended December 31, 2020, and the notes thereto. In connection with this review, the Audit Committee, among other things, made inquiries of PREIT’s internal auditor and KPMG with respect to the reliability and integrity of PREIT’s accounting policies and financial reporting practices, and reviewed with KPMG its views on the quality of PREIT’s implementation of accounting principles, disclosure practices and use of accounting estimates in preparing the financial statements.

The Audit Committee discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC, which includes, among other items, matters related to the conduct of the audit of PREIT’s financial statements. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that PREIT’s audited financial statements be included in PREIT’s Annual Report on Form 10-K for the year ended December 31, 2020.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES George J. Alburger, Jr., Chair John J. Roberts Mark E. Pasquerilla JoAnne A. Epps

    2021 Proxy Statement    55

  AUDIT

Pre-Approval Policies and Procedures

In accordance with the SEC’s auditor independence rules, the Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor. The Audit Committee has delegated pre-approval authority between meetings of the Audit Committee to the Chair of the Audit Committee. The fees listed in the table below were properly pre-approved. The Audit Committee or its Chair considered the nature of the non-audit services provided by KPMG and determined that those services were compatible with the provision of independent audit services by KPMG.

Additional Information Regarding Our Independent Auditors

In addition to retaining KPMG to audit PREIT’s consolidated financial statements, PREIT may retain KPMG to provide other auditing and advisory services. PREIT understands the need for KPMG to maintain objectivity and independence in its audit of PREIT’s financial statements.

The aggregate fees billed for professional services by KPMG in 2020 and 2019 for these various services were:

Type of Fees	2020	2019(1)
Audit Fees	$1,205,000	$947,500
Audit-Related Fees	—	—
Tax Fees	109,665	91,199
All Other Fees	—	—

Total	$1,314,665	$1,038,699

(1)

The amounts reflected for 2019 differ from the amounts reflected in PREIT’s proxy statement for the annual meeting held in 2020, as such amounts had not yet been finalized prior to the filing of PREIT’s proxy statement for the annual meeting held in 2020.

In the table above, in accordance with the SEC’s definitions and rules, “audit fees” are fees PREIT paid KPMG for professional services for the audit of PREIT’s consolidated financial statements included in PREIT’s Form 10-K, review of financial statements included in PREIT’s Forms 10-Q, including transaction reviews, and for services that are normally provided by the accountant in connection with the review of other filings and consents and comfort letters; and “tax fees” are fees for tax compliance, tax preparation and other tax consultation related to transactions consummated by PREIT during 2020 and 2019.

56    2021 Proxy Statement

OTHER MATTERS

Other Matters

PREIT’s management knows of no matters other than those stated above to come before the meeting. However, if any other matters properly come before the meeting, the proxy being solicited in connection with this Proxy Statement confers discretionary authority with respect to those matters.

Principal Security Holders

The following table shows information concerning beneficial ownership of PREIT’s common shares by the only persons known by PREIT to be the beneficial owners of more than 5% of PREIT’s common shares of beneficial interest, primarily based on PREIT’s review of publicly available filings made with the Securities and Exchange Commission by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of Date of Applicable SEC Filing	Percent of Outstanding Shares as of April 1, 2021
Zhengxu He(1) Inst. Of Math, AMSS, CAS, ZHONGGUANCUN Haidian District, Beijing 100080, PRC	6,721,485	8.5%
John R. Saunders(2) 4040 MacArthur Blvd. Suite 300 Newport Beach, CA 92660	4,300,000	5.4%

(1)	Based on a Schedule 13G/A filed with the SEC on February 7, 2020. As of December 31, 2019, Zhengxu He had shared voting power and shared dispositive power over the 6,721,485 shares reported.

(2)

Based on a Schedule 13D filed with the SEC on February 17, 2021. As of December 31, 2020, John R. Saunders had shared voting power and shared dispositive power over the 4,300,000 shares reported. The shares are held in various entities with which Mr. Saunders is affiliated, including 17422 Derian L.P., 2771 Garey L.P., GS Building, L.P., Saunders Property, LLC, S.F. Property, L.P., and in his capacity as trustee of John R. Saunders Trust dated 7/14/87.

Related Party Transactions Policy

The PREIT related party transactions policy requires that related party transactions be reviewed and approved or ratified by a special committee comprised of independent trustees. The Special Committee currently consists of John J. Roberts, Chair, Michael J. DeMarco, and JoAnne A. Epps. Any member of the Special Committee with an interest in a related party transaction will not vote on the approval or ratification of that transaction, but may participate, to the extent requested by the Chair of the Special Committee, in the Special Committee’s consideration of that transaction.

Related parties that are covered by the policy include any executive officer, trustee, nominee for trustee or 5% shareholder of PREIT, any immediate family member of those persons, any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer or has a substantial ownership interest. “Related party transaction” means any transaction or series of similar transactions and any material amendment or modification to such a transaction:

•	involving an amount of at least $120,000 in which PREIT is a participant and in which a related party will have a direct or indirect material interest; and

•	that occurred subsequent to the adoption of the policy and has not previously been approved or ratified pursuant to the policy.

The related party transactions policy expressly excepts certain ordinary course transactions from the review, approval and ratification requirements of the policy.

    2021 Proxy Statement    57

  OTHER MATTERS

The related party transactions policy requires executive officers and trustees of PREIT to notify PREIT’s General Counsel as soon as reasonably practicable of any potential related party transaction. PREIT’s General Counsel then determines whether the transaction requires compliance with the related party transactions policy. If the transaction is a related party transaction, full details of the transaction are submitted to the Special Committee. The Special Committee will then determine whether to ratify or approve the transaction. The Special Committee considers, among other things:

•	the terms of the transaction and whether the terms are fair to PREIT and are on the same basis as if the transaction did not involve a related party;

•	the reasons for PREIT to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee trustee;

•	whether the transaction presents an improper conflict for any trustee or executive officer of PREIT; and

•	the materiality of the transaction.

Except as described below, no other transactions were reviewed, ratified or approved pursuant to PREIT’s related party transactions policy because each of the transactions was either entered into before PREIT adopted the policy or is not considered to be a related party transaction under the terms of the policy. The transactions described below were, to the extent deemed necessary and appropriate by the Board of Trustees, reviewed and approved by the Board of Trustees, the Special Committee and/or, as appropriate, the independent or non-employee members of the Board of Trustees.

In December 2018, we entered into a lease for new office space at One Commerce Square, which is located at 2005 Market Street, Philadelphia, Pennsylvania, with Brandywine Realty Trust. Mr. Pizzi is also a trustee of Brandywine Realty Trust. We paid $1.86 million in reimbursement of construction costs and $215,000 of total rent under the lease for the year ended December 31, 2020. We have paid an additional $41,801.66 in rent through the first quarter of 2021.

We purchase healthcare benefits for our employees through Independence Blue Cross (“IBX”). Mr. Pizzi became chairman of the board of directors of IBX during 2019. We paid total insurance healthcare premiums of $2.27 million to IBX during 2020.

We utilize Conner Strong & Buckelew (“Conner Strong”) as our property and casualty insurance broker. In this capacity, Conner Strong places our liability, umbrella and property coverage, along with our non-owned aircraft, workers’ compensation and automobile coverage, and also provides claim reporting and issues certificates with respect to such insurance policies. In addition, Conner Strong has placed the bonds relating to our Fashion District Philadelphia project. Mr. Pizzi serves as a consultant to Conner Strong and earns a standard retainer for his services. These consulting services pertain to general business matters and are unrelated to any business we do with Conner Strong.

Incorporation by Reference

The information contained in this Proxy Statement under the headings “Compensation Committee Report” and “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that PREIT specifically incorporates such information by reference in a filing.

Shareholders’ Proposals

Under SEC rules, certain shareholder proposals may be included in PREIT’s proxy statement. Any shareholder desiring to have such a proposal included in PREIT’s proxy statement for the annual meeting to be held in 2022 must deliver a proposal in full compliance with Rule 14a-8 under the Exchange Act to PREIT’s executive offices at One Commerce Square, 2005 Market Street, Suite 1000, Philadelphia, Pennsylvania 19103, by December 17, 2021.

58    2021 Proxy Statement

  OTHER MATTERS

Where a shareholder submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the shareholder must comply with the procedures set forth in our trust agreement. The written proposal must be received by our Secretary on or before February 26, 2022 but no earlier than January 27, 2022 (unless our annual meeting is not within 30 days of the anniversary of the prior annual meeting, and then not later than the tenth business day following the date on which notice of the meeting was mailed or disclosed to the public, whichever occurs first). The notice to our Secretary must contain or be accompanied by the information required by Section 11.J of our trust agreement and must include, among other things: (i) the name and address of the shareholder intending to bring the business before the meeting; (ii) a representation as to the class, series and number of shares that such shareholder owns of record or beneficially and the respective date or dates on which such shareholder acquired such ownership; (iii) a description of all proxies, agreements, arrangements or understandings between the proposing shareholder and any other person or entity (naming each such person or entity) pursuant to which such shareholder has any right to vote any shares; (iv) the general nature of the business which such shareholder seeks to bring before the meeting and the text of the resolution or resolutions which the shareholder proposes that the shareholders adopt; (v) any material interest in such business by such shareholder, including any anticipated benefit; and (vi) with respect to such shareholder or affiliate of such shareholder, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position, hedged position, borrowing or lending of shares, synthetic or temporary ownership technique, swap, securities loan, option, warrant, convertible security, stock appreciation right, or any other right or security with a value derived, in part or in whole, from the value of any class or series of shares, directly or indirectly owned by such shareholder or affiliate of such shareholder) has been made, the effect or intent of which is to (A) mitigate loss to, or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any affiliate of such shareholder with respect to any shares, or (B) provide the shareholder or affiliate of such shareholder with an opportunity to receive directly or indirectly any gain from an increase or decrease in the value of the shares. In addition, the notice must be signed by a shareholder or shareholders entitled to vote at the meeting and holding, individually or collectively, at least two percent of the shares outstanding on the date of such notice. A copy of the full text of the relevant section of the trust agreement, which includes the complete list of the information that must be submitted to us before a shareholder may submit a proposal at the 2022 Annual Meeting, may be obtained upon written request directed to our Secretary at our principal executive office. A copy of our trust agreement is also posted on our website at www.preit.com.

By Order of the Board of Trustees

Lisa M. Most
Secretary

April 16, 2021

    2021 Proxy Statement    59

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST ONE COMMERCE SQUARE 2005 MARKET STREET, SUITE 1000 PHILADELPHIA, PA 19103	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PEI2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D40229-P53513                             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST			For	Withhold	For All	To withhold authority to vote for any individual
			All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Trustees recommends you vote FOR the following:						number(s) of the nominee(s) on the line below.
1.	Election of Trustees		☐	☐	☐
Nominees:
	01) George J. Alburger, Jr.	05) Mark E. Pasquerilla
	02) Joseph F. Coradino	06) Charles P. Pizzi
	03) Michael J. DeMarco	07) John J. Roberts
04) JoAnne A. Epps

The Board of Trustees recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2.	ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.						☐	☐	☐

3.	RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2021.						☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

You are urged to sign and return this Proxy so that you may be sure that these shares will be voted.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

You may view the Annual Report and Proxy Statement on the Internet at www.preit.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D40230-P53513

Annual Meeting of Shareholders

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

May 27, 2021

This Proxy is solicited on behalf of the Board of Trustees

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

The undersigned, revoking all prior proxies, hereby appoints Joseph F. Coradino, JoAnne A. Epps, and Charles P. Pizzi, and each and any of them, as proxies of the undersigned, with full power of substitution, to vote and act with respect to all shares of beneficial interest of Pennsylvania Real Estate Investment Trust held of record by the undersigned at the close of business on April 1, 2021 at the Annual Meeting of Shareholders to be held on Thursday, May 27, 2021 and at any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION, AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2021.

Continued and to be signed on reverse side